                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       System Software Associates, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                     LOGO

                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 West Madison Street, 32nd Floor
                            Chicago, Illinois 60661

Dear Fellow Stockholders:

  1996 was a year of investment, transition, challenges and accomplishments for SSA.

  The investments were highlighted by a continued commitment to research and development. The size of this commitment marks SSA as the software industry leader in enterprise systems. In 1996 SSA's cash investment in gross R&D rose 56% to over $96 million, including capitalized software development costs.

  SSA also invested in its skills, its people, and its infrastructure, continuing to build upon a 15 year tradition of providing the best and deepest product and implementation support for industrial sector companies worldwide.

  The culmination of these investments was the roll-out in 1996 of BPCS Client/Server version 6.0--the most significant software ever developed by SSA. Version 6.0 of the BPCS Client/Server product line is noteworthy both for its Distributed Object Computing Architecture (DOCA) and for its revolutionary configurable, enterprise-wide application functionality. One example of the benefits of DOCA is that BPCS Client/Server is automatically fully Internet enabled.

  The challenges for SSA in 1996 included re-engineering not only BPCS Client/Server, but also re-engineering our organization worldwide. That work is now largely complete. In 1996 we also received significant assistance of our many version 6.0 early adopter clients, who have worked with us to make their implementations a success. By early 1997, SSA began to demonstrate in version 6.0 the quick implementation and quick time-to-benefit that BPCS has always been known for, thus validating our product and implementation strategies.

  Our accomplishments in 1996 were many. We continued to win substantial new business and our client base continued to grow. In pharmaceuticals, chemicals, automotive, electronics, consumer goods, food and beverage, forest products, and machinery we continued to make inroads. In addition, more and more of the world's major system integration firms began building practices centered around BPCS Client/Server. As we moved into 1997, we resumed strong revenue growth. In fact, the fourth quarter of 1996 was one of the best in the history of SSA in terms of revenue. This was followed by the best first quarter for revenue ever in 1997. SSA's strategy is being validated by the marketplace acceptance of BPCS Client/Server version 6.0.

  Looking forward, we believe that SSA will continue its strong revenue growth, that it will be taking market share from its major competitors, and that the continued roll-out of BPCS Client/Server version 6.0 will benefit us, our clients, and our stockholders.

                                          Regards,

                                          /s/ Roger E. Covey
                                          Roger E. Covey
                                          CEO and Chairman

                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 West Madison Street, 32nd Floor
                            Chicago, Illinois 60661

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 28, 1997

To the Stockholders of System Software Associates, Inc.:

  The Annual Meeting of Stockholders of System Software Associates, Inc., a Delaware corporation (the "Company"), will be held at the First National Bank of Chicago, 57th Floor Meeting Room, One First National Plaza in Chicago, on May 28, 1997 at 9:00 A.M. for the following purposes, as more fully described in the accompanying Proxy Statement:

  1. To elect four (4) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

  2. To amend Article Fourth of the Company's Certificate of Incorporation to increase the Company's authorized shares of Common Stock to 250 million shares;

  3. To amend the Company's Long-Term Incentive Plan to increase the number of shares of Common Stock available for grants thereunder by 2,700,000 and to revise certain provisions regarding vesting; and

  4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record of the Company's Common Stock, par value $0.0033 per share, at the close of business on April 11, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, also as more fully described in the Proxy Statement.

  The Company's audited Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations, and certain other information are contained for your reference in Annex A at the end of this Proxy Statement. Annex A also contains certain information previously filed with the Securities and Exchange Commission regarding our change of auditing firms this year.

  All stockholders are cordially invited to attend the meeting. Those who cannot attend are urged to sign, date and otherwise complete the enclosed proxy and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

                                          For the Board of Directors
                                          Joseph J. Skadra
                                          Secretary

Chicago, Illinois
May 5, 1997

                               ----------------

                            YOUR VOTE IS IMPORTANT.
         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                               ----------------

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        APPROXIMATE DATE PROXY MATERIAL
                          FIRST SENT TO STOCKHOLDERS:
                                  MAY 5, 1997

                               ----------------

  The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of System Software Associates, Inc., a Delaware corporation (the "Company" or "SSA"), to be held on May 28, 1997, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                              GENERAL INFORMATION

SOLICITATION OF PROXIES

  A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone or telegraph by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories and other fiduciaries, for costs incurred in forwarding proxy solicitation material to their principals.

AUTHORITY CONFERRED BY PROXIES

  Unless a contrary choice is specified in the proxy, each proxy duly executed and returned by stockholders and received by the Company before the Meeting will be voted FOR the election of all of the nominee-directors specified herein, FOR the amendment of Article Fourth of the Company's Certificate of Incorporation, and FOR the amendment of the Company's Long-Term Incentive Plan. Where a contrary specification is indicated as provided in the proxy, the shares represented by the proxy will be voted in accordance with the specification made. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner does not have the discretion to vote the beneficial owner's shares with respect to the proposals. Any broker or nominee "non-votes" with respect to the proposals will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matters. As to other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and each of them is a director or officer of the Company.

REVOCABILITY OF PROXIES

  Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or
(iii) attendance at the Meeting and voting in person.

VOTING SECURITIES AND RECORD DATE

  The Company's voting securities consist of one class of Common Stock, par value $0.0033 per share (the "Common Stock"). The Company had outstanding 42,627,526 shares of Common Stock as of the close of business on April 11, 1997 (the "Record Date"). (Unless otherwise indicated, all share and per share data in this Proxy Statement have been adjusted to reflect all stock splits, including the three-for-two split effective December 27, 1995.) Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either by personal attendance or by proxy, will constitute a quorum.

SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

  The table on the following page sets forth information as of April 1, 1997 with respect to the beneficial ownership of the Company's outstanding Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, each executive officer discussed under "Management Compensation" below, and all the directors and officers as a group. Except as otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them.

             NAME AND ADDRESS              AMOUNT AND NATURE OF        PERCENT
           OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP        OF CLASS
           -------------------             --------------------        --------
Roger E. Covey............................      13,284,750(1)(2)        31.1%
 System Software Associates
 500 W. Madison Street, 32nd Floor
 Chicago, Illinois 60661
Gardner Lewis Asset Management, L.P.......       4,062,999(3)            9.5%
 285 Wilmington, W. Chester Pike
 Chadds Ford, PA 19317
Massachusetts Financial Services Company..       3,324,695(4)            7.8%
 500 Boylston Street
 Boston, MA 02116
Jurika & Voyles, L.P......................       2,953,157(5)            6.9%
 1999 Harrison Street, Suite 700
 Oakland, CA 94612
William N. Weaver, Jr.....................         336,000(6)             *
John W. Puth..............................         178,063(1)(7)          *
Terry H. Osborne..........................          97,950(1)             *
Riz Shakir................................          90,669(1)             *
Willard I. Zangwill.......................          15,200                *
Joseph J. Skadra..........................           9,000(1)             *
Terry E. Notari...........................               0                *
Andrew J. Filipowski......................               0                *
All Officers and Directors as a Group           13,913,682(1)(2)(6)(7)  32.5%
 (seven persons)..........................

--------
   *Less than 1%.
(1) Includes options to acquire shares, exercisable within 60 days of April 1, 1997, as follows: Mr. Covey 60,000; Mr. Puth 111,938; Mr. Osborne 97,950; Mr. Skadra 9,000 and Mr. Shakir 24,001 shares.
(2) Includes 1,000,000 shares held by the Tang Research Foundation, of which Mr. Covey is the President.
(3) According to a Report on the SEC's Schedule 13G, Gardner Lewis Asset Management has sole dispositive power for all 4,062,999 listed shares, and exercises sole voting power over 3,607,425 shares and shared voting power over 73,200 of such shares.
(4) According to a Report on the SEC's Schedule 13G, Massachusetts Financial Services Company has sole dispositive power over 3,324,695 shares and sole voting power over 3,182,895 shares.
(5) According to a Report on the SEC's Schedule 13G, Jurika & Voyles has shared dispositive power over 2,953,157 shares and shared voting power over 2,567,467 shares.
(6) Includes 36,000 unissued shares of the Company's Common Stock, subject to a currently exercisable option held by Sachnoff & Weaver, Ltd., of which Mr. Weaver is a member. Mr. Weaver disclaims beneficial ownership of all but his pro rata portion of the shares covered by the option.
(7) Includes 5,000 shares held by a family partnership, of which Mr. Puth is a general partner.

                       ITEM NO. 1--ELECTION OF DIRECTORS

  The By-Laws of the Company currently provide that the Board of Directors shall consist of five directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified. One of the current directors, Dr. Willard Zangwill, has indicated to the Company that he does not wish to stand for re-election. Accordingly, the Board has adopted a resolution amending the by-laws to provide that, effective immediately prior to the Meeting, the size of the Board of Directors shall be reduced to four directors. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the four nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company's Board of Directors. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

NOMINEES

  The Board of Directors has nominated for election the following individuals, all of whom are currently directors:

  ROGER E. COVEY, age 42, founded the Company and since November 1, 1994 has served as Chief Executive Officer and Chairman of the Board of the Company, positions which he also held from its inception in October 1981 until August 1991, at which time he was elected as Vice-Chairman of the Board. From September 1, 1994 until October 31, 1994, he served as the Company's Vice President--Research and Development. He holds a B.S. degree from the University of Illinois and an M.B.A. and an M.A. in Chinese Art History, both from the University of Chicago.

  ANDREW J. FILIPOWSKI, age 45, has been a Director of the Company since July 1996. Mr. Filipowski, has been President and Chief Executive Officer of PLATINUM technology, inc., a provider of enterprise infrastructure software products, since that company's founding in April 1987. Mr. Filipowski was a founder of DBMS, Inc., a software products and services company and served as its Chairman, President and Chief Executive Officer from 1979 until March 1987.

  JOHN W. PUTH, age 68, has been a Director of the Company since his appointment in April 1988. Since December 1987, Mr. Puth has served as President of J. W. Puth Associates, an industrial consulting firm. From January 1983 through December 1987, Mr. Puth was Chairman and President of Clevite Industries, Inc., a manufacturer of industrial products. From October 1975 until January 1983, Mr. Puth was President and Chief Executive Officer of Vapor Corporation. Mr. Puth is a director of Allied Products Corporation, Brockway Standard Holdings Corporation, A.M. Castle & Co., L.B. Foster Company, Lindberg Corporation and USFreightways Corporation, as well as several privately-held corporations. He holds a B.S. degree from Lehigh University.

  WILLIAM N. WEAVER, JR., age 62, has been a Director of the Company since December 1986 and its Assistant Secretary since March 1985. Mr. Weaver is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation (S&W), which is counsel to the Company. Mr. Weaver has practiced law in the State of Illinois since 1964 and serves as a director of USFreightways Corporation, as well as several privately-held corporations. He holds an A.B. degree from Oberlin College and a J.D. from John Marshall Law School.

COMMITTEES AND ATTENDANCE

  The Board of Directors met eleven (11) times during fiscal 1996. The Audit Committee, consisting of directors Warren J. Hayford, John W. Puth and William
N. Weaver prior to July 25, 1996, and John W. Puth, William N. Weaver and Andrew J. Filipowski, after July 25, 1996, met four (4) times during fiscal 1996. The Audit Committee oversees the activities of the Company's independent auditors. The Compensation Committee met seven (7) times during fiscal 1996, including actions taken by consent in connection with administration of the Company's Stock Option Plans. This committee consisted of Warren J. Hayford, John W. Puth and William N. Weaver, prior to July 25, 1996, and John W. Puth, Andrew J. Filipowski and Willard I. Zangwill after July 25, 1996. This Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees.

  The Company also has a Director Search Committee which seeks and investigates potential nominees to the Company's Board of Directors. Although the Director Search Committee is not currently seeking any candidates, nominees recommended by stockholders would be eligible for consideration when appropriate. Stockholders wishing to nominate director candidates for consideration by the Committee may do so by writing to Joseph J. Skadra, the Secretary of the Company, giving the candidate's name, biographical data and qualifications.

COMPENSATION OF DIRECTORS

  The Company does not pay directors any cash consideration for serving on the Board of Directors. In recognition of their continued board service, the Company on December 16, 1994, adopted a policy pursuant to which every five years, all non-employee directors shall be awarded an option under the Company's existing stock option plans to purchase 22,500 shares, exercisable at the fair market value of the Company's stock on the date of grant, such options to become exercisable in equal portions on the first five anniversaries of the grant date. The first award under this plan was granted on December 16, 1994, and is exercisable at $9.83 per share. Pursuant to the same policy, Mr. Filipowski and Dr. Zangwill were each awarded options to purchase 22,500 shares concurrently with their appointment to the Board of Directors in July 1996. These options vest in five equal installments on the first five anniversaries of their appointment, and are exercisable at $13.50 per share, the fair market value of the Company's stock on the date of grant.

  In consideration of this and earlier option grants, S&W agreed to waive its fees for Mr. Weaver's time expended attending meetings of the Board of Directors. Accordingly, neither Mr. Weaver nor S&W received any cash compensation in consideration of Mr. Weaver's services as a director in fiscal 1996.

                            MANAGEMENT COMPENSATION

  The table below discloses the compensation awarded by the Company during the Company's last three fiscal years to the Chief Executive Officer and to each of the other four executive officers as of the end of fiscal 1996:

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                               ANNUAL COMPENSATION  COMPENSATION AWARDS
                                               -------------------- -------------------
                                                                        SECURITIES
                                                                        UNDERLYING
   NAME AND PRINCIPAL FISCAL POSITION     YEAR SALARY ($) BONUS ($)     OPTIONS (#)
   ----------------------------------     ---- ---------- --------- -------------------
Roger E. Covey, Chairman of the Board     1996  400,000        -0-            -0-
 and Chief Executive Officer              1995  342,917    127,000        150,000
Terry H. Osborne, President and Chief     1996  348,840     31,579            -0-
 Operating Officer (1)                    1995  357,560    159,123        150,000
                                          1994  303,833    124,000         75,000
Joseph J. Skadra, Vice President and      1996  229,000     47,000          5,000
 Chief Financial Officer (2)              1995  220,000     64,000            -0-
                                          1994   41,250     59,269         45,000
Riz Shakir, Vice President, Architecture  1996  211,250     43,000         30,000
 & Technology
Terry E. Notari, Vice President, North    1996  113,750     32,812            -0-
 America (3)                              1995  210,000    116,187            -0-
                                          1994  210,000     80,000         45,000

--------
(1) Mr. Osborne served as the Company's Vice President--Europe from November 1991 through October 1994, and as its President and Chief Operating Officer from November 1, 1994 until his retirement on November 1, 1996. Mr. Osborne's cash compensation in 1994, and a portion of such compensation in 1995, was paid in British Pounds. The amounts above were converted to U.S. Dollars using an exchange rate of $1.51 to (Pounds)1, the applicable rate on February 1, 1996. In addition to the salary and bonus indicated, Mr. Osborne received other annual compensation consisting of a $2,000 monthly car allowance and rent-free occupancy of a condominium residence in Chicago owned by the Company. The Company estimates that occupancy of the condominium had an annual value of approximately $40,000 in 1996.
(2) Indicated salary and bonus for fiscal 1994 were paid commencing with Mr. Skadra's hiring on August 12, 1994.
(3) Mr. Notari retired from his position on May 1, 1996.

EMPLOYMENT CONTRACTS

  Pursuant to the terms of his employment agreement, Terry H. Osborne participates in a pension plan funded by the Company which upon his retirement in November 1996, makes him eligible to begin receiving (Pounds)68,544 annually.

  Joseph J. Skadra, the Company's Chief Financial Officer, was hired August 12, 1994. The terms of his engagement include the following: a base salary of $220,000 annually; bonuses of up to $80,000, in the first year, to be awarded if the Company achieves quarterly and annual earnings targets and if Mr. Skadra achieves specified personal management objectives; a bonus upon hiring of $40,000; and options to purchase 45,000 shares of Common Stock, vesting over five years. If all of the Company's Common Stock is acquired and Mr. Skadra does not become Chief Financial Officer of the acquiring firm, then 18,000 of the stock options will immediately vest, if they have not already.

OPTION GRANTS IN FISCAL 1996

  The following table provides further information on individual stock option grants made in fiscal 1996 to the named executive officers. The table does not reflect as additional grants options canceled and immediately reissued at lower exercise prices. See "Ten-Year Option Repricings" below. The exercise prices set forth in the table are net of all repricings during fiscal 1996.

                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                                                                ANNUAL RATES OF
                                                                                  STOCK PRICE
                                      INDIVIDUAL GRANTS                         APPRECIATION(1)
                  ---------------------------------------------------------- ---------------------
                  NUMBER OF SHARES   % OF TOTAL
                     UNDERLYING    OPTIONS GRANTED
                  OPTIONS GRANTED  TO EMPLOYEES IN EXERCISE PRICE EXPIRATION
NAME                   (#)(2)        FISCAL 1996      ($/SH.)        DATE      5% ($)    10% ($)
----              ---------------- --------------- -------------- ----------   ------    -------
Roger E. Covey            -0-            0.0%           N.A.         N.A.       N.A.       N.A.
Terry H. Osborne          -0-            0.0%           N.A.         N.A.       N.A.       N.A.
Joseph J. Skadra        5,000            0.7%          $9.81       06/07/06      30,857     78,197
Riz Shakir             30,000            4.2%          $9.81       12/01/05     185,140    469,182
Terry E. Notari           -0-            0.0%           N.A.         N.A.       N.A.       N.A.

--------
(1) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend, among other things, on future performance of the Common Stock, the amounts reflected in this table may not necessarily be achieved. For the actual historical price performance of the Company's Common Stock over the last five fiscal years, see the comparative table below under the caption "Stockholder Return Performance Presentation."
(2) Options granted become exercisable ratably on the first five anniversaries of the grant date.

AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND OCTOBER 31, 1996 OPTION VALUES

  The following table provides information on option exercises in fiscal 1996 by the named executive officers and the value of such officers' unexercised stock options as of October 31, 1996.

                                      NUMBER OF SHARES
                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
           SHARES                  OPTIONS AT OCTOBER 31,    IN-THE-MONEY OPTIONS AT
         ACQUIRED ON                      1996 (#)            OCTOBER 31, 1996 ($)
          EXERCISE      VALUE     ------------------------- -------------------------
 NAME        (#)     REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 ----    ----------- ------------ ----------- ------------- ----------- -------------
Roger
 E.
 Covey        -0-        N.A.       30,000       120,000       46,550      186,202
Terry
 H. Os-
 borne     30,000      377,499      67,200       183,300      222,087      584,924
Joseph
 J.
 Skadra       -0-        N.A.        9,000        32,000       16,692       59,452
Riz
 Shakir       -0-        N.A.       15,001        59,999       27,883      112,133
Terry
 E.
 Notari    49,500      667,500         -0-           -0-          -0-          -0-

TEN-YEAR OPTION REPRICINGS

  The following table provides certain information on the repricing during fiscal 1996 of options held by certain of the executive officers. No options had been repriced prior to fiscal 1996. Further explanation concerning these repricings is included in the Report on Executive Compensation of the Compensation Committee of the Board of Directors, below.

                   NUMBER OF                                           LENGTH OF
                  SECURITIES  MARKET PRICE    EXERCISE              ORIGINAL OPTION
                  UNDERLYING   OF STOCK AT  PRICE AT TIME           TERM REMAINING
                    OPTIONS      TIME OF    OF REPRICING     NEW      AT DATE OF
                  REPRICED OR REPRICING OR       OR       EXERCISE   REPRICING OR
 NAME      DATE   AMENDED (#) AMENDMENT ($) AMENDMENT ($) PRICE ($)    AMENDMENT
 ----    -------- ----------- ------------- ------------- --------- ---------------
Roger
 E.
 Covey     N.A.        -0-        N.A.          N.A.        N.A.         N.A.
Terry
 H. Os-
 borne     N.A.        -0-        N.A.          N.A.        N.A.         N.A.
Joseph
 J.
 Skadra  08/26/96    5,000       $ 9.81        $16.13      $ 9.81   9 years, 9 mos.
Riz
 Shakir  06/07/96   30,000       $16.13        $24.08      $16.13   9 years, 5 mos.
         08/26/96   30,000       $ 9.81        $16.13      $ 9.81   9 years, 3 mos.
         08/26/96   15,000       $ 9.81        $18.08      $ 9.81   9 years, 6 mos.
Terry
 E.
 Notari    N.A.        -0-        N.A.          N.A.        N.A.         N.A.

REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Company's Board of Directors is responsible for implementing specific executive compensation plans. The Company operates in an industry that is highly competitive. The Company believes that its ability to maintain and improve its competitive position is dependent on its ability to attract highly qualified managerial personnel. These personnel are customarily sought from companies much larger and with greater financial resources than the Company, and the Company believes that its ability to attract such personnel is enhanced by the Company's emphasis on significant short-term and long-term performance incentives. The Company accordingly operates in accordance with the following executive compensation philosophy:

  1. A significant portion of annual cash compensation should be determined by quantitative performance measures.

  For SSA executives, the performance-dependent portion of annual cash compensation approximates 40% of base cash compensation (or approximately 30% of total annual cash compensation). These quantitative performance measures are tied directly to the SSA annual business plan. A portion is based on quarterly earnings per share and another portion is based on annual earnings per share. In addition, a variety of other quantitative measures besides earnings per share are included in determining the bonus and future base compensation for each executive. These other measures vary from executive to executive depending on the strategic needs of the business, and tend to be directly related to the executive's duties and the achievements of the specific business unit for which the executive is responsible. The components are reviewed and adjusted by the Compensation Committee on an annual basis. Based on the Company's hiring experience and discussions with executive recruiting firms, the Company believes that base cash compensation for key employees (which approximates 70% of annual cash compensation) is at an industry competitive level.

  2. Compensation should provide incentives for both short-term and, more importantly, for long-term performance.

  Short-term performance is incentivized by the annual performance-determined compensation mentioned above. Long-term performance is incentivized by the use of stock options. Typically, options granted vest over a five-year period, which is an appropriate long-term performance period. The Company's experience is that it has no control over its short- or medium-term stock price, but believes that over the long term the stock price should reflect growth of the Company's earnings. The size of option grants is determined by reference to all the facts and circumstances relating to the executive's compensation. These include, without limitation, the executive's base salary, the cash bonuses earned and potentially available, the size of all past option grants to the executive, the timing of such prior grants, the remaining unvested portion of past grants, the total shares subject to outstanding options held by all key employees and the total remaining shares available for future option grants.

  3. The SSA standard for executive recruitment is to attempt to find and recruit the best person in the world for a given executive position.

  As such, the total compensation scheme for SSA executive officers may be above total compensation available at similarly sized firms when taking into account the Stock Option portion of compensation.

  The compensation of Roger E. Covey, the Company's Chairman and Chief Executive Officer, for services he rendered during fiscal 1996 was determined pursuant to a compensation program adopted by the Committee in December 1994, shortly after Mr. Covey resumed the position of Chairman and Chief Executive Officer. At that time, the Committee reviewed the compensation packages of the chief executives of comparable publicly-traded software companies, some of which the Committee believes are included in the NASDAQ CDP index used in the stock price performance chart below, as well as the compensation of the Company's immediate past Chairman, President and Chief Executive Officer. Based on the review of comparable and historical compensation levels, the Company's operating plan for fiscal 1995, and the services rendered and to be rendered by Mr. Covey, the Committee adopted a compensation program consisting of base salary, bonus and incentive and non-qualified options to purchase 150,000 shares of the Company's Common Stock, which options vest over a five year period following their grant. The non-qualified options are exercisable at $9.83 per share (the fair market value of the Company's Common Stock on the date of grant) and the incentive options, due to IRS rules applicable because of Mr. Covey's existing ownership of SSA stock, are exercisable at $10.82 per share. The annual base compensation paid to Mr. Covey was roughly equivalent to that paid to the Company's immediate past Chief Executive Officer. In addition to the base salary and stock options discussed above, Mr. Covey's compensation program provided that he would be awarded bonuses in specified amounts if the Company achieved certain quarterly and annual per-share earnings targets, product release targets and other quantitative measures. In fiscal 1996, Mr. Covey received no raise in base salary from fiscal 1995, and was awarded no bonus.

  During 1996, the Board determined to deviate from its historic policy of not repricing stock options. In June and August 1996, the Board determined to reprice stock options of holders other than the Board of Directors and the Company's Chief Executive Officer. The software industry is extremely competitive and stock options are the major long-term compensation tool used to attract, retain, motivate and reward key employees. Since the Company's stock price had declined very sharply during fiscal 1996 and since there was no reasonable expectation that the options would have the desired effect, the Compensation Committee, in consultation with the Chief Executive Officer, on June 7, 1996 canceled those options exercisable at or above $21.12 and replaced them with options exercisable at $16.125, the then-current fair market value of the Company's Common Stock, and on August 26, 1996, canceled all of those options having an exercise price at or above $16.125, and issued new options for the same number of shares to become exercisable at $9.81 per share, the Company's fair market value on the reissuance date. The Compensation Committee left intact those options exercisable at less than $16.125 per share.

  The foregoing report has been furnished by Messrs. Filipowski and Puth and Dr. Zangwill, who currently constitute the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1996, the Compensation Committee of the Board of Directors consisted of Warren J. Hayford, John W. Puth and William N. Weaver, prior to July 25, 1996 and John W. Puth, Andrew J. Filipowski and Willard I. Zangwill after July 25, 1996. None of these persons was a current or former officer or employee of the Company or any of its subsidiaries. Mr. Weaver is a member of S&W, which provides legal services to the Company. See "Certain Relationships and Related Transactions."

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  The graph below presents a comparison of the cumulative total stockholder return on the Company's Common Stock since October 31, 1991 with the cumulative total return of the NASDAQ Computer and Data Processing Index ("NASDAQ CDP Index") and the Standard and Poor's 500 Composite Index.

  Note: The stock price performance shown below is not necessarily indicative of future price performance.

     COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG SYSTEM SOFTWARE
               ASSOCIATES, INC., NASDAQ CDP INDEX, AND S & P 500

                             [GRAPH APPEARS HERE]

Assumes $100 invested on October 31, 1991 in System Software Associates, Inc. Common Stock, NASDAQ CDP Index and S & P 500 Index.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  William N. Weaver, Jr., a member of the Board of Directors, is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation. Sachnoff & Weaver, Ltd. has acted and continues to act as counsel to the Company with regard to certain matters and has received legal fees for services rendered in connection therewith.

  Joseph J. Skadra, the Company's Chief Financial Officer, has borrowed funds from the Company commencing July 10, 1996. Amounts borrowed are represented by a promissory note, and bear interest at 8.25% per annum. Mr. Skadra borrowed the amounts for personal reasons. As of April 1, 1997, the amount owing, including accrued interest, is $204,665, which constitutes the largest amount which has been outstanding under such arrangements. Repayment of all amounts of principal is due January 21, 2000. Interest is payable monthly in arrears.

                  ITEM NO. 2--AMENDMENT OF ARTICLE FOURTH OF
                       THE CERTIFICATE OF INCORPORATION

  On April 30, 1997, the Board of Directors by unanimous written consent adopted a resolution, subject to stockholder approval, to amend Article Fourth of the Company's Certificate of Incorporation to increase the Company's authorized shares of Common Stock, having a par value of $0.0033 per share, from 60,000,000 to 250,000,000 shares. The Board believes that the proposed amendment is in the best interests of the Company and recommends that you vote FOR the proposed amendment. The text of the proposed amendment (the "Charter Amendment") is contained in Annex B to this Proxy Statement.

  The Board believes that the Company must reduce its debt to improve its financial leverage and flexibility and that this should be accomplished primarily by selling Common Stock or other securities convertible or exchangeable into Common Stock in private transactions or in the public capital markets as the Company's performance and market conditions permit. To accomplish this goal, the Board is recommending that stockholders approve the Charter Amendment which will give the Company the legal capacity to issue additional shares of Common Stock from time to time as approved by the Board. Such shares would be available for issuance without further action by the stockholders unless such approval is required by the rules of the Nasdaq National Market or applicable law.

REASONS FOR INCREASING AUTHORIZED CAPITAL

  Stockholders are urged to consider and approve the Charter Amendment, which will increase authorized Common Stock for the following reasons:

 Need to Reduce Financial Leverage.

  As of January 31, 1997, the Company's capitalization included approximately $72 million of senior notes and bank debt and $104 million in stockholders' equity. On March 27, 1997, the Company issued a $12 million Convertible Subordinated Note to a strategic investor (the "Convertible Note"). The Convertible Note is due in three years and is convertible into shares of common stock after March 26, 1998 (or earlier upon prepayment by the Company), at a rate equal to the lower of $3.33 per share or 80% of the fair market value of the Common Stock at the time of conversion. As of October 31, 1995, the Company's capitalization included $30 million of senior notes, no bank debt and $143 million in stockholders' equity. The significant decline in the Company's stockholders' equity and increase in debt since October 31, 1995 has been the result of net operating losses which included significant amounts expended on research and development of the Company's distributed object computing technology, and enhancement of its existing products. The Company's financial flexibility is significantly restricted by its high debt to equity ratio.

  All of the Company's senior notes and bank debt mature on November 1, 1997. Amended loan agreements, which reset the maturity of the senior notes and bank debt to such date, also eliminated the Company's ability to borrow funds on a revolving basis and capped the Company's borrowings of bank debt at $47 million. Management believes that the Company will in the future lack adequate financial flexibility unless stockholders' equity is increased.

 Participation in the Organized Capital Markets.

  Since the Company's initial public offering in 1987, the Company has financed its operations primarily through debt and earnings and has not sold Common Stock in the private or public capital markets. Although the Company recently sold $12 million in subordinated notes convertible into Common Stock, this sale occurred primarily to provide the Company with needed cash at a seasonal low point during the Company's second fiscal quarter, and was relatively insignificant in amount. During the same ten-year period, many of the Company's competitors in the ERP software industry have sold capital stock to reduce their leverage and help fund research and product development and marketing efforts.

  The Board believes that at the earliest possible date, the Company must reduce its debt and increase its equity to levels comparable to its major competitors in the enterprise resource planning (ERP) software industry. The Board believes that sales of Common Stock in private transactions and/or in the public market are the only way to accomplish this recapitalization goal. The Company is currently exploring each of these equity financing alternatives.

 Lack of Authorized Shares.

  The Company has either issued or reserved for issuance a substantial majority of its existing 60 million authorized shares of Common Stock. As of the Record Date, 42,627,526 shares of Common Stock were issued and outstanding, an additional 2,422,162 shares were reserved for issuance pursuant to unexercised options granted under the Company's stock option plans and 9,255,151 were reserved for issuance pursuant to outstanding warrants and convertible debt securities. Of those shares (i) 775,000 are reserved for issuance pursuant to Warrants issued on March 3, 1997 to the Company's senior secured bank lenders and note holders, in consideration of the extension of the maturities of portions of the Company's indebtedness to such institutions until November 1, 1997, and (ii) a maximum of 8,480,151 Shares are reserved for issuance upon conversion under certain circumstances of the Convertible Note. Based on the closing Nasdaq price for the Company's Common Stock on April 1, 1997, a total of 3,603,604 shares would be issuable upon conversion of the Convertible Note in full. The Company's plans for increasing its stockholders' equity will require the issuance of more shares than are currently authorized and available for issuance. In addition, under the Company's Stockholders' Rights Plan each newly issued share of Common Stock is issued together with one Common Stock purchase right, and the Company is required to reserve one share of Common Stock in respect of these Rights for every share of Common Stock issued. This has the effect of doubling the number of authorized shares utilized in any offering. The Charter Amendment must be approved if the Company is to have the ability to sell Common Stock.

 Uses For Stock Sale Proceeds.

  The Board believes that the Company should sell Common Stock or securities convertible into Common Stock in the private and public capital markets and use the proceeds to reduce the Company's existing senior note and bank debt. The terms of the senior debt currently require the Company to apply the proceeds of any capital stock offering to repay the senior debt. Repayment of the senior debt will substantially reduce leverage and interest expense. The repayment of the senior debt will provide the Company with additional flexibility by releasing the Company's assets from the security interests of the holders of the senior debt. The Company has approximately $72 million of principal amount of senior debt currently outstanding. Proceeds from stock sales may also be used to reduce leverage effects from other sources, including equipment lease obligations and other trade indebtedness.

 Certain Additional Considerations.

  If the Charter Amendment is approved, the Company will have enhanced flexibility, subject to the approval of the Board, to take advantage of future opportunities to sell Common Stock as circumstances arise. There can be no assurance, however, that the Company will succeed in completing one or more private or public offerings of Common Stock or Common Stock based securities. Although the Company continues to have discussions with potential private investor groups and continues to explore the possibility of a public markets transaction, the Company at present has no definitive agreement or understanding for the issuance of any of the additional shares proposed to be authorized by the Charter Amendment.

  Once authorized in the Certificate of Incorporation, shares of Common Stock may be issued by the Board of Directors without further stockholder approval. The issuance of additional shares of Common Stock may, among other things, have dilutitive effect on earnings per share and on the equity and voting power of existing stockholders. The issuance of Common Stock may also have an anti-takeover effect by making it more difficult to obtain stockholder approval of various actions, such as mergers or removal of management. Holders of the Company's Common Stock do not have preemptive or similar rights with respect to the issuance of shares of the Company's Common Stock, including the additional shares proposed for authorization. Approval of the Charter Amendment will require the affirmative vote of a majority of shares of the Company's Common Stock outstanding and entitled to vote. The text of the proposed Charter Amendment is set forth in Annex B hereto and should be read in its entirety by stockholders.

  The Board of Directors believes that adoption of the proposed Charter Amendment is appropriate and advisable and recommends that the stockholders vote to approve and adopt the proposed amendment. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the proposed amendment to Article Fourth of the Certificate of Incorporation, unless a contrary choice is specified in the proxy.

                      ITEM NO. 3--PROPOSAL TO APPROVE THE
                            SECOND AMENDMENT TO THE
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                           LONG-TERM INCENTIVE PLAN

  The Board of Directors of System Software Associates, Inc. (the "Company") has adopted, subject to stockholder approval, the Second Amendment to the System Software Associates, Inc. Long-Term Incentive Plan (the "Incentive Plan"). In the event that stockholder approval is received, the Incentive Plan would be amended as set forth in Annex C.

REASONS FOR THE AMENDMENT

  The main purposes for amending the Incentive Plan are to (i) increase by 2,700,000 the number of shares available for grant thereunder, (ii) make certain revisions to the vesting schedule for non-employee directors, and
(iii) make certain technical changes that will help ensure compliance with
Section 162(m) of the Code.

  The Incentive Plan was originally adopted in 1992. At that time, a total of 1,800,000 shares (adjusted for subsequent stock splits) was reserved for future issuance under the Incentive Plan. Since the Incentive Plan was adopted, no other compensation plans have been adopted, and no additional shares have been added to any of the Company's existing compensation plans. As of April 1, 1997, a total of 434,754 shares have been issued pursuant to the Incentive Plan, and options to acquire another 1,285,009 shares are currently outstanding. Thus, as of that date, only 80,237 shares remain eligible for future grant. As indicated in the Report of the Compensation Committee of the Board of Directors above, the Company, like most others in the software industry, employs stock options to provide long-term incentives and rewards. As a result, stock options constitute a significant component of the Company's total compensation to a broad cross-section of the Company's employees. The Company believes that the ability to offer stock options is of critical importance in attracting, motivating and retaining employees in the extremely competitive software industry. Accordingly, the Company believes that a significant quantity of available shares for future options grants must be provided at this time, particularly to support the Company's continued development and sales of Version 6.0 of its BPCS software product.

  As of April 15, 1997, the market value of the 2,700,000 additional shares reserved for issuance under the Incentive Plan was $12,318,750. Cash payments received by the Company under the Incentive Plan will be used for general corporate purposes. No more than 200,000 shares may be granted under the Incentive Plan in any one calendar year to any one employee.

  Under the Incentive Plan, the vesting schedule of all options granted to non-employee directors will accelerate upon the death or disability of the director. The Board of Directors has adopted, subject to stockholder approval, an amendment that provides that, in addition to the foregoing, if a non-employee director ceases to be a director other than voluntarily or for "cause," the option, to the extent not otherwise exercisable, would become exercisable on a pro-rata basis depending on the number of years the director has served on the Board of Directors (at a rate equal to 10% per year). The Board believes that this change is necessary and appropriate to recognize and reward long-time service on the Board and to bring the Company's option compensation program for outside directors into conformity with those of many other public companies.

  Finally, the amendment also is being proposed so that the Incentive Plan will meet the statutory requirements of Code Section 162(m). In general,
Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its Chief Executive Officer and the four other officers whose compensation is disclosed in its annual proxy statement, subject to certain exceptions. The Amendment is intended to permit the Incentive Plan to qualify under one of these exceptions by limiting the number of options that may be granted to any one employee in any one year.

DESCRIPTION OF THE PLAN

 General

  The purpose of the Incentive Plan, which was originally adopted by the Board of Directors of the Company on January 2, 1992, and subsequently approved by the stockholders, is to assist the Company in attracting and retaining key employees, and also independent contractors, non-employee directors and consultants, and to give such persons a greater proprietary interest in, and closer identity with, the Company and its financial success. The Incentive Plan authorizes the Company to make grants ("Awards") of Incentive Stock Options (within the meaning of Section 422 of the Code), Non-Qualified (or non-statutory) Stock Options (the Incentive and Non-Qualified Stock Options issued under the Incentive Plan are referred to collectively as "Options"), Restricted Stock, Stock Appreciation Rights ("SARs"), and cash awards.

  The Incentive Plan is administered by a committee of the Board of Directors consisting of two or more Board members (the "Committee"). The Committee has complete discretion to determine which employees and non-employees will be recipients of Awards under the Incentive Plan (the "Participants") and to establish the terms, conditions and limitations of each Award (subject to the terms of the Incentive Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of common stock to be subject to Options or Restricted Stock, or the amount of cash to be included in the Award, the exercise price of any Options and the date or dates upon which the Options become exercisable or upon which any restrictions applicable to any common stock included in the Award lapse. The Committee also has full power to construe and interpret the Plan and the Awards granted under the Plan, and to establish rules and regulations necessary or advisable for its administration.

  Awards under the Incentive Plan may be granted only to key employees and key non-employees (non-employee directors, consultants, or independent contractors) of the Company and its subsidiaries. The Committee will determine whether a particular employee or non-employee qualifies as a "Key Employee" or "Key Non-Employee." Awards may be granted to a prospective employee, conditioned upon such person becoming an employee.

 Terms and Conditions of Awards under the Incentive Plan

  Awards under the Incentive Plan may consist of any combination of one or more Incentive or Non-Qualified Options, Restricted Stock, SARs, or cash awards, on a stand alone, combination or tandem basis. The Committee may specify that Awards other than Options will be paid in cash, shares of common stock, or a combination of cash and common stock.

  The Committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a Participant (a) provides services for a competitor, (b) discloses confidential Company information, or (c) fails to disclose and convey to the Company any invention or idea developed by the Participant during employment by the Company and relating to the business of the Company. Unless otherwise described below for Options, or as may be provided in the Award, all unexpired, unpaid, unexercised or deferred Awards will be canceled immediately if a Participant ceases his or her employment with the Company and its subsidiaries, except for (a) retirement under a Company retirement plan, (b) retirement in the best interest of the Company (as determined by the Company's chief executive or other designated senior officer), or (c) termination of the Participant's employment upon his or her death or disability. Upon retirement under a Company retirement plan or termination in the best interests of the Company, the Committee may permit Awards to continue, and may accelerate exercisability and vesting. Upon the death or disability of a Participant, his or her estate or beneficiaries (or the Participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or within one year in the case of Options) and the Committee may in its discretion accelerate the vesting or terminate the restrictions to which the Award is subject.

  Upon any change in the nature or number of outstanding shares of common stock due to stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

  Both Incentive and Non-Qualified Options may be granted pursuant to the Incentive Plan. Incentive Options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an Incentive Option is granted to a Participant who owns more than ten percent of the voting power of the Company (a "Significant Stockholder"), then the exercise price per share will be not less than one hundred ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the common stock on the date of grant. The exercise price for Non-Qualified Options will be determined by the Committee in its sole discretion on the date of grant, and, except as may be determined to be appropriate by the Committee pursuant to Section 162(m) of the Code, may be less than fair market value. The maximum term of all Incentive Options granted under the Incentive Plan is ten years. (Incentive Options granted to a Significant Stockholder have a maximum term of five years.) The term of Non-Qualified Options may be set by the Committee in its discretion. No Options may be granted more than ten years from the date the Incentive Plan was adopted. All Options are non-transferable and may be exercised during a Participant's lifetime only by the Participant.

  At the time an Option is awarded, the Committee will specify the date or dates upon which the Option, or portions of the Option, becomes exercisable. The permissible manner of payment for the purchase price upon exercise of the Option (such as cash, check, or the transfer of previously owned, fully paid shares) will be set by the Committee in the particular Award agreement or by general rules.

  A Participant who ceases to be an employee or "Key Non-Employee" of the Company or its subsidiaries will be permitted to exercise any Option, to the extent it was exercisable on the date of such cessation, but only within one month of such cessation, provided that if a Participant voluntarily ceases employment after reaching age 60, he or she will be allowed three months in which to exercise the Option, to the extent to which it was exercisable upon termination of employment. A Participant who is terminated for "cause," as defined in the Incentive Plan, will immediately lose all rights to exercise any Options. If a Participant dies, his or her estate or personal representative may exercise the Option, to the extent it was exercisable on the date of death. If a Participant becomes permanently disabled, he or she may exercise an Option to the extent it was exercisable at the time of the onset of the disability or, if the Option vests periodically, to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the Option must be exercised within twelve (12) months after the date of death or onset of disability, and prior to the original expiration date of the Option.

  The Committee may award shares of common stock (or grant an Award denominated in units of common stock) on a restricted basis. The terms of a Restricted Stock Award, including the consideration, if any, to be paid by the Participant to acquire the stock and the restrictions placed upon such shares and the time or times or event or events upon which such restrictions will lapse, will be determined by the Committee at the time the Award is made and will be described in the Award agreement. After the Restricted Stock is awarded, the Participant will be a stockholder with respect to such stock, and will have rights to vote and receive dividends with respect to such stock. Shares of Restricted Stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The Committee, in its discretion, may accelerate the date on which the restrictions lapse.

  The Committee may award SARs either alone, in tandem or in combination with an Option or other Award. An SAR will permit the Participant to receive, upon exercise, cash or shares of common stock equal in value to the excess of the fair market value of a share of common stock as of the exercise date over the base price set by the Committee at the time the SAR is granted, multiplied by the number of shares of common stock then being exercised under the SAR. The base price will be at least the fair market value of a share of common stock on the date of grant, unless a lower base price is approved by the Board of Directors. SARs will become exercisable upon the date or dates, or the occurrence of the events, set by the Committee at the time of grant. An SAR may only be exercised by the Participant or, if applicable, by the Participant's personal representative.

  Under the provisions of the Incentive Plan, all members of the Board of Directors who are not employees of the Company will receive an Option to purchase 22,500 shares. The Option will be granted on the date such person is first appointed or elected to the Board. Each continuing non-employee member of the Board of Directors will receive an additional Award of an Option to purchase 22,500 shares upon the fifth anniversary of the date the first such Option was granted thereunder. Each Option issued to a non-employee member of the Board of Directors will become exercisable in equal annual installments on the first through fifth anniversaries of the date of grant, provided, however, each such Option will become immediately exercisable if the non-employee director ceases to be a director because of death or disability and, provided further, that each such Option that is not otherwise exercisable upon the date a non-employee director ceases to be a director for reasons other than voluntary termination or for "cause" shall become exercisable on a pro-rata basis depending upon the number of years the director has served on the Board of Director (at a rate equal to ten percent (10%) for each such year of service).

  The Committee may award cash payments under the Incentive Plan, subject to restrictions and conditions and other terms as determined by the Committee at the time of the Award. A cash Award will be subject to cancellation or forfeiture upon the terms set forth above.

 Federal Income Tax Effects

  Under the Code, as presently in effect, the grant of an Option or SAR or the award of Restricted Stock under the Incentive Plan will not generate federal income to a Participant or a deduction to the Company.

  Upon exercise of a Non-Qualified Option or an SAR, the Participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the Option and the fair market value of the Company's common stock on the exercise date or, in the case of an SAR, equal to the amount of payment received from the Company (less any exercise price, if applicable). The Company will be entitled to a tax deduction in the same amount as is recognized by the Participant at the same time, provided the Company includes and reports such amounts on a timely filed Form W-2 or Form 1099-MISC (or similar such IRS form filing). Upon a disposition of shares acquired upon exercise of a Non-Qualified Option, any amount received in excess of the market value of the shares at the time of exercise of the Option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. The Company will not be entitled to any tax deduction upon such subsequent disposition.

  In the case of Incentive Options, the Participant recognizes no ordinary income on the date of grant or exercise. If the Participant holds the stock acquired through exercise of an Incentive Option for one year from the date of exercise and two years from the date of grant, the Participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the Incentive Option's exercise price and the sale price. If the stock is sold before the requisite holding period, the Participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the Participant recognizes ordinary income.

  For Awards of Restricted Stock, the fair market value of the stock is not taxable to the Participant as ordinary income until the year the Participant's interest is freely transferable or no longer subject to a substantial risk of forfeiture. Section 83 of the Code, however, permits a Participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award if received. Dividends on Restricted Stock are treated as ordinary income at the time paid. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant.

  Upon the grant of a cash award, the Participant will recognize ordinary income equal to the amount of the award, which amount will be includable in the Participant's taxable income in the year such cash award is paid. The Company will be entitled to a deduction in the same year equal to the amount of the Award.

 Vote Required; Directors' Recommendation.

  The Second Amendment to the Incentive Plan became effective on April 15, 1997 by Board resolution, subject to its approval by the Company's stockholders. Accordingly, approval of the Second Amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the Record Date and present in person or by proxy at the annual meeting. The Board of Directors recommends a vote FOR approval of the Second Amendment to the Incentive Plan. The proxies solicited by and on behalf of the Board of Directors will be voted FOR approval of the Incentive Plan, unless a contrary choice is specified in the proxy.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of stockholders must be received by the Company not later than September 30, 1997, at the Company's principal executive offices at 500 West Madison Street, 32nd Floor, Chicago, Illinois 60661.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  By the selection of the Company's Board of Directors, the accounting firm of KPMG Peat Marwick LLP, certified public accountants, serves as the Company's independent public accountants. One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and holders of 10% or more of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership on the SEC's Forms 3, 4 and 5. Mr. Filipowski and Dr. Zangwill were granted stock options in connection with their appointment to the Board of Directors in July 1996. Mr. Filipowski and Dr. Zangwill have subsequently filed the necessary Reports on Form 5 in connection with such grants.

                            ADDITIONAL INFORMATION

  The audited Financial Statements of the Company for the fiscal year ended October 31, 1996 are included in the attached Annex A to this Proxy Statement. Annex A also contains the information required by the Securities and Exchange Commission to be included in an Annual Report to security holders, including information relating to the Company's change in independent accountants.

                                 OTHER MATTERS

  Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

                                          For the Board of Directors
                                          Joseph J. Skadra
                                          Secretary

Chicago, Illinois
May 5, 1997

                                    ANNEX A

                        SYSTEM SOFTWARE ASSOCIATES, INC.
                       GENERAL AND FINANCIAL INFORMATION

                                FISCAL YEAR 1996
                               FIRST QUARTER 1997

                               ----------------

                                    CONTENTS

                                                                            PAGE
                                                                            ----
GENERAL INFORMATION.......................................................   A-2
FINANCIAL INFORMATION.....................................................   A-3
Selected Consolidated Financial Information...............................   A-3
Management's Discussion and Analysis of Financial Condition and Results of
 Operations (Three Months Ended January 31, 1997).........................   A-4
Management's Discussion and Analysis of Financial Condition and Results of
 Operations (Annual Periods ended October 31, 1996).......................   A-6
Quarterly Consolidated Financial Statements (Unaudited)...................  A-12
  Consolidated Balance Sheet as of January 31, 1997.......................  A-12
  Consolidated Statements of Operations for the Three Months Ended January
   31, 1997 and 1996......................................................  A-14
  Consolidated Statements of Cash Flows for the Three Months Ended January
   31, 1997 and 1996......................................................  A-15
  Notes to Consolidated Financial Statements..............................  A-16
Independent Auditors' Report..............................................  A-18
Report of Independent Accountants.........................................  A-19
Annual Consolidated Financial Statements..................................  A-20
  Consolidated Balance Sheets as of October 31, 1996 and 1995.............  A-20
  Consolidated Statements of Operations for the Fiscal Years Ended October
   31, 1996, 1995 and 1994................................................  A-22
  Consolidated Statements of Cash Flows for the Fiscal Years Ended October
   31, 1996, 1995 and 1994................................................  A-23
  Consolidated Statements of Changes in Stockholders' Equity for the
   Fiscal Years Ended October 31, 1996, 1995 and 1994.....................  A-24
  Notes to Consolidated Financial Statements..............................  A-25
CHANGE IN CERTIFYING ACCOUNTANTS..........................................  A-37

                              GENERAL INFORMATION

THE COMPANY

  System Software Associates, Inc. (the "Company" or "SSA") is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. SSA's BPCS (Business Planning and Control System) Client/Server product provides business process re-engineering and integration of an enterprise's operations, including multi-mode manufacturing processes, supply chain management and global financial solutions. The BPCS Client/Server solution delivers scaleability, interoperability and reconfigurability in its comprehensive product suite to meet changing market demands. The distributed object computing architecture (DOCA) of BPCS Client/Server provides the benefits of next generation technology in conformity with industry standards. The Company markets, sells and services its products to intermediate and large size enterprises through a worldwide network of its own sales organization and a network of approximately 90 independent software companies ("Affiliates") and major systems integrators.

DIRECTORS

Roger E. Covey.......... Chief Executive Officer and Chairman of the Board,
                         System Software Associates, Inc.
Andrew J. Filipowski.... President and Chief Executive Officer of PLATINUM technology, inc.
John W. Puth............ President, J. W. Puth Associates
William N. Weaver, Jr... Member, Law Firm of Sachnoff & Weaver, Ltd.
Willard I. Zangwill..... Professor of Management Science, University of Chicago
                         School of Business

EXECUTIVE OFFICERS

Roger E. Covey.......... Chairman of the Board and Chief Executive Officer
Joseph J. Skadra........ Vice President and Chief Financial Officer
Riz Shakir.............. Vice President, Architecture & Technology

FORM 10-K

  The Form 10-K Annual Report contains certain information for the fiscal year ended October 31, 1996, and is available at no charge to stockholders upon written request to System Software Associates, Inc., 500 West Madison Street, Chicago, Illinois 60661, USA, Attention: Joseph J. Skadra, Vice President and CFO.

TRANSFER AGENT AND REGISTRAR

The First National Bank of Chicago
Suite 0123
Chicago, Illinois 60670-0123

CORPORATE HEADQUARTERS

System Software Associates, Inc.
500 West Madison
Chicago, Illinois 60661 USA
Telephone:(312) 258-6000
Facsimile:(312) 474-7500
Worldwide Web Address: http://www.ssax.com

PRICE RANGE OF COMMON STOCK

  The Company's common stock is traded on the Nasdaq National Market under the symbol SSAX. The following table shows the quarters' high and low closing prices as reported by Nasdaq.

FISCAL 1996         HIGH         LOW         FISCAL 1995           HIGH         LOW
-----------         ----         ---         -----------           ----         ---
First Quarter      $27.67       $18.63       First Quarter        $11.75       $ 8.17
Second Quarter      25.63        20.50       Second Quarter        18.92        11.50
Third Quarter       24.13        11.63       Third Quarter         19.59        12.59
Fourth Quarter      13.38         8.69       Fourth Quarter        30.00        15.25
FISCAL 1997
-----------
First Quarter       14.06        10.00

  At April 11, 1997 there were approximately 405 holders of record.

                             FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                          THREE MONTHS
                             ENDED             YEARS ENDED OCTOBER 31,
                          JANUARY 31,  ----------------------------------------
                              1997               1995     1994
STATEMENT OF OPERATIONS   (UNAUDITED)   1996   RESTATED RESTATED  1993  1992(1)
DATA                      ------------ ------  -------- -------- ------ -------
                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Operating revenues.......    $ 92.2    $340.8   $374.1   $324.3  $263.4 $228.8
Net income (loss)........      (4.3)    (32.8)    26.6     10.0    23.4   26.6
Earnings (loss) per
 share...................     (0.10)    (0.76)    0.63     0.25    0.57   0.66
Dividends declared per
 common share............       --       0.10     0.08     0.08    0.08   0.08
                                                     OCTOBER 31,
                          JANUARY 31,  ----------------------------------------
                              1997               1995     1994
                          (UNAUDITED)   1996   RESTATED RESTATED  1993   1992
BALANCE SHEET DATA        ------------ ------  -------- -------- ------ -------
Total assets.............    $358.0    $384.4   $393.2   $333.1  $280.4 $200.0
Long-term obligations....       2.4(2)   75.1     33.9     32.7    34.0    3.5

--------
Notes:
(1) Fiscal 1992 results included a non-recurring benefit of $0.13 per share ($10.4 million of revenue) related to the adoption of mandatory revenue recognition procedures (SOP 91-1).
(2) Long-term obligations at January 31, 1997 reflect the classification of approximately $75 million of senior note and bank debt as current, based on November 1, 1997 maturities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (THREE MONTHS ENDED JANUARY 31, 1997)

  The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.

RESULTS OF OPERATIONS

 Comparison of the Three Months Ended January 31, 1997 to the Three Months Ended January 31, 1996

  Total revenues increased 20% to $92.2 million during the first quarter of 1997 over total revenues of $76.6 million during the first quarter of 1996. The revenue increase was due to particularly strong results in Europe and Asia/Pacific. License fees of $65.1 million grew 35% over the prior year quarter reflecting improving market acceptance of the Company's client/server product line. Client Services revenues for the quarter of $27.1 million declined 5% when compared to the prior year period due to lower productivity caused, in part, by allocation of resources to perform warranty work and investments in training client services professionals.

  Cost of license fees as a percentage of related revenues was 24% for the first quarter of 1997, up from 19% for the corresponding prior year period. The increase is primarily attributable to increased amortization expense of capitalized software development costs and increased affiliate commissions.

  Cost of client services as a percentage of related revenues was 87% for the first quarter of 1997 compared to 68% during the corresponding prior year period. Lower productivity of technical professionals around the world, in particular those with open systems and object skills, allocation of resources to perform warranty work and investments in training resulted in the increase.

  Sales and marketing as a percentage of license fee revenues was 35% and 43% in the first quarters of 1997 and 1996, respectively. The decrease was primarily due to increased productivity of the Company's direct sales organization.

  Gross (total) research and development (R&D) expenditures in the first quarter of 1997 increased $6.9 million or 37% over the first quarter of 1996. The increase is due to the Company's continuing development of its distributed object computing technology and enhancements of its existing products.

  The Company capitalizes software development costs once technological feasibility is established, in accordance with Statement of Financial Accounting Standard (SFAS) No. 86. These costs generally include a portion of construction costs as well as costs incurred during final product testing prior to full product release. The Company capitalized $11.3 million of software development costs in the first quarter of 1997 as compared to $6.9 million in the first quarter of 1996. The capitalization ratio (capitalized software as a percentage of gross R&D) in the first quarters of 1997 and 1996 was 44% and 37%, respectively. The increase was due in part to construction and testing activities related to the Company's distributed object computing architecture.

  The following table sets forth R&D expenditures and related capitalized amounts for the periods indicated.

                                                      QUARTER ENDED   PERCENTAGE
                                                       JANUARY 31,      CHANGE
                                                      --------------  ----------
                                                                       1997 VS.
                                                       1997    1996      1996
                                                      ------  ------  ----------
                                                           (IN MILLIONS)
Gross R&D expenditures............................... $ 25.4  $ 18.6      37%
Less amount capitalized..............................  (11.3)   (6.9)     64%
                                                      ------  ------
Net R&D costs........................................ $ 14.1  $ 11.7      21%
                                                      ======  ======

  General and administrative expenses of $20.4 million increased $4.1 million over the prior year to support the Company's growth, including increased facilities costs related to acquisitions and increased costs for computer equipment.

LIQUIDITY AND CAPITAL RESOURCES--SUBSEQUENT EVENTS

  At January 31, 1997, cash and equivalents totaled $25.8 million, down $12.3 million from October 31,1996. The decrease was primarily due to the operating loss in the current quarter, continued significant investment in product development and interest payments. At January 31, 1997 and at October 31, 1996, $46.4 million was outstanding under the Company's multi-bank line of credit and $26.0 million was outstanding on the Company's Senior Notes payable. Outstanding letters of credit issued against the bank line were $0.8 million and $1.2 million at January 31, 1997 and October 31, 1996, respectively. The maturity date of the multi-bank line of credit and the Senior Notes is November 1, 1997.

  On March 27, 1997, the Company raised $12 million through the issuance of a convertible subordinated promissory note to a private investor. The Company is presently exploring the possibility of a public or private sale of additional debt or equity securities to refinance existing debt, provide needed working capital and fund an accelerated growth strategy for the Company's new version of its client/server software product. Management believes that with an anticipated return to profitability within the fiscal year, cash generated from operations, combined with current working capital and proceeds of a financing arrangement, will provide sufficient liquidity to meet the Company's capital requirements for the foreseeable future. However, there can be no assurance that the Company will be successful in raising additional capital or that revenue from operations will meet the Company's expectations, and the failure to do so would have a material adverse effect on the Company's business, financial position and results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (ANNUAL PERIODS ENDED OCTOBER 31, 1996)

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain information from the consolidated statements of income as a percentage of total revenues and the percentage change of such items as compared to the prior year.

  The Company's results of operations and balance sheets for 1995 and 1994 have been restated to exclude certain transactions related to several software contracts. See Note 2 of Notes to Consolidated Financial Statements. The discussion below relates to the restated financial statements.

                                                                        PERCENTAGE
                             PERCENTAGE OF TOTAL REVENUES           INCREASE/(DECREASE)
                                YEAR ENDED OCTOBER 31,               OVER PRIOR PERIOD
                             -----------------------------------    ----------------------
                                                                      1996         1995
                                            1995         1994        VERSUS       VERSUS
                              1996        RESTATED     RESTATED       1995         1994
                             ---------   ----------   ----------    ----------   ---------
   Revenues:
     License fees..........       66.5%        66.8%        70.8%         (9.3)%       8.8%
     Client services and
      other................       33.5%        33.2%        29.2%         (8.1)%      31.2%
                             ---------    ---------    ---------    ----------   ---------
       Total revenues......      100.0%       100.0%       100.0%         (8.9)%      15.4%
                             ---------    ---------    ---------    ----------   ---------
   Costs and expenses:
     Cost of license fees..       19.6%        17.4%        18.7%          3.1%        6.9%
     Cost of client
      services and other...       26.1%        20.5%        17.7%         15.9%       34.3%
     Sales and marketing...       30.4%        23.4%        28.0%         18.5%       (3.5)%
     Research and
      development..........       16.0%        10.7%        10.8%         35.3%       14.5%
     General and
      administrative.......       25.1%        17.0%        19.8%         34.6%       (0.9)%
                             ---------    ---------    ---------    ----------   ---------
       Total costs and
        expenses...........      117.2%        89.0%        95.0%         20.0%        8.2%
                             ---------    ---------    ---------    ----------   ---------
   Operating income (loss).      (17.2)%       11.0%         5.0%       (243.1)%     150.6%
                             ---------    ---------    ---------    ----------   ---------
   Gain on sale of
    available-for-sale
    securities.............        3.8%         --           --             *           *
   Non-operating income
    (expense), net.........       (1.7)%      (0.1)%        (0.3)%          *           *
                             ---------    ---------    ---------    ----------   ---------
   Income (loss) before
    income taxes and
    minority interest......      (15.1)%       10.9%         4.7%       (225.7)%     165.6%
   Provision (benefit) for
    income taxes...........       (5.5)%        3.8%         1.7%       (231.0)%     153.6%
                             ---------    ---------    ---------    ----------   ---------
   Income (loss) before
    minority interest......       (9.6)%        7.1%         3.0%       (222.8)%     172.4%
   Minority interest.......        --           --           0.1%           *           *
                             ---------    ---------    ---------    ----------   ---------
   Net income (loss).......       (9.6)%        7.1%         3.1%       (223.3)%     166.0%
                             =========    =========    =========    ==========   =========

--------
*not meaningful

REVENUES

  Total revenues decreased 9% from 1995 to 1996. North America recorded higher revenues in 1996 while the Company's other regions were flat to down. Revenues increased 15% from 1994 to 1995. All regions grew in 1995, with particularly strong results in Europe.

  License Fees. License fees decreased 9% in 1996, following growth of 9% from 1994 to 1995. Despite the solid revenue growth in North America in 1996, a sharp decline in the European region more than offset North

America's favorable results. North America license fees reflected growth in both the AS/400 and Unix product lines. In 1995, a small decline in AS/400 revenue was offset by sales of the Company's open systems product, which was released in the second quarter of 1995. During 1996, the Company entered into partnerships with major computer manufacturers and other systems integrators as an important indirect source of software distribution, primarily in developing economies of the world where a totally integrated client/server solution is required. Revenues generated from these arrangements will be recognized as software products are sold to end users.

  Client Services. Client services revenues declined 8% in 1996, compared to an increase of 31% in 1995. The decline in 1996 was due to lower productivity caused in part by allocation of resources to perform warranty work and investments in training client services professionals. The growth from 1994 to 1995 was related to the increase in software revenues. As a percentage of total revenues, client services revenues increased slightly to 34% in 1996 from 33% in 1995.

 Costs and Expenses.

  Cost of License Fees. Cost of license fees includes commissions paid to Affiliates, hardware costs, amortization of capitalized software costs, and royalties paid to third parties. Cost of license fees as a percentage of license fee revenues was 30%, 26%, and 26% in 1996, 1995, and 1994, respectively. The increase in 1996 to 30% was primarily due to increased amortization expense of capitalized software development costs and increased warranty costs.

  Cost of Client Services and Other. Cost of client services and other includes salaries and other direct employment costs paid to the Company's client services professionals and amounts paid to independent client services professionals. Cost of client services and other as a percentage of the related revenues was 78%, 62%, and 60% in 1996, 1995, and 1994, respectively. The increase in 1996 is primarily due to lower productivity related to newly hired technical professionals around the world, in particular those with open systems and object skills, allocation of resources to perform warranty work, and investments in training.

  Sales and Marketing. Sales and marketing expenses include salaries, commissions, and other direct employment costs of the Company's sales and pre-sales professionals, as well as marketing costs, which include advertising, trade shows, and production of sales brochures. Sales and marketing as a percentage of license fee revenues was 46%, 35%, and 40% in 1996, 1995, and 1994, respectively. The higher percentage in 1996 was primarily due to decreased revenue as described above and increased expenditures to establish worldwide marketing programs, and the development of vertical industry groups in support of the Company's continuing move into the Unix open systems client/server market. In addition, training programs for the sales force resulted in increased expenses during the year. The favorable result from 1994 to 1995 was due to increased productivity of the sales force and programs to reduce fixed expenses which began early in 1995.

  Research and Development. Gross (total) research and development (R&D) expenditures increased 56% in 1996 versus a decrease of 4% in 1995. The 1996 increase was attributable to the Company's continuing development of its distributed object computing technology and enhancement of its existing products. The decline in 1995 from 1994 was primarily due to expense reduction programs which began early in 1995 and impacted R&D spending favorably by replacing contracted technical personnel with employed technical personnel. Excluding the costs of contracted technical personnel, remaining R&D expenditures increased 22% in 1995 when compared to 1994 due to increased employee costs for technical personnel.

  The Company capitalizes software development costs once technological feasibility is established, in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. The Company capitalized
$41.9, $21.6 and $29.0 million of software development costs in fiscal 1996, 1995 and 1994, respectively. The capitalization rate (capitalized software costs as a percentage of gross R&D) in 1996, 1995, and 1994 was 44%, 35%, and 45%, respectively. The 1996 increase is due to construction and testing activities related to the Company's distributed object computing architecture. The decrease from 1994 to 1995 was driven by a higher proportion of R&D spending incurred to support and maintain existing products and the completion of certain open systems products.

  The following table sets forth R&D costs and related capitalized amounts for the periods indicated.

                                                                    PERCENTAGE
                                        YEAR ENDED OCTOBER 31,        CHANGE
                                        -------------------------  -------------
                                                                    1996   1995
                                                                   VERSUS VERSUS
                                         1996     1995     1994     1995   1994
                                        -------  -------  -------  ------ ------
                                             (in millions)
   Gross R&D costs..................... $  96.3  $  61.8  $  64.1   56%    (4%)
   Less amount capitalized.............   (41.9)   (21.6)   (29.0)
                                        -------  -------  -------
     Net R&D costs..................... $  54.4  $  40.2  $  35.1   35%    15%
                                        =======  =======  =======

  General and Administrative. General and administrative expenses increased 35% from 1995 to 1996 following a 1% decline from 1994 to 1995. The increase in 1996 over 1995 was primarily due to new facilities to support the Company's worldwide expansion, increased computer equipment rent and a $9.3 million provision for doubtful accounts. The provision for doubtful accounts was $9.3, $3.3, and $8.0 million for the fiscal years 1996, 1995, and 1994, respectively.

  Non-operating Income (Expense), Net. Non-operating income (expense), net consists primarily of interest expense and fees related to the Company's bank line of credit and Senior Notes and other long-term obligations less interest income earned on invested cash. The increase in 1996 is due to higher borrowing levels under the Company's bank line of credit and increased fees and interest rates related to the Company's renegotiation of its borrowing arrangements' terms and conditions in the fourth quarter of 1996. In 1995, higher cash balances throughout the year and higher interest rates on invested cash as well as a reduction in interest-bearing notes payable resulted in decreased net interest expense.

  Income Taxes. The Company's effective tax expense (benefit) rate has remained relatively constant at approximately (36%) in 1996, 35% in 1995 and 36% in 1994. The benefit recorded in 1996 represents federal and state tax refunds to be received in 1997 and amounts to be realized through future utilization of net operating loss and tax credit carryforwards.

  Net Income (Loss). The net loss of $32.8 million in 1996 as compared to net income in 1995 of $26.6 million resulted from the decline in 1996 in license fees and client services revenues combined with increased expenses as explained above.

  Impact of Inflation. To date, the Company has not experienced any significant effect from inflation. The Company's major expenses have been salaries and related costs incurred principally for product development and enhancements, sales and marketing, and administration. The Company generally has been able to meet increases in costs by increasing prices of its products and services.

  Foreign Currency Exposures. Sales outside of the United States account for approximately 60% of the Company's total revenue. The Company's international sales (with the exception of certain Latin American countries) are predominately invoiced and paid in foreign currencies. Consequently, the Company's revenues are impacted by the fluctuation of foreign currencies versus the U.S. Dollar. The operating income impact of such fluctuations, however, is offset to the extent expenses of the Company's international operations are incurred and paid for in local currencies.

  The Company generally minimizes the financial impact of foreign currency exchange transactions through the use of foreign exchange forward contracts, which generally mature within three months of origination (see Note 5 of Notes to Consolidated Financial Statements).

ACQUISITIONS, MERGERS, AND INVESTMENTS

  The Company continues to expand its global coverage and strengthen its product offerings through various acquisitions, mergers, and investments (see Notes 3 and 4 of Notes to Consolidated Financial Statements).

  During 1996, the Company acquired the remaining 81% and 90% of its domestic affiliates SSA North Central and SSA Northwest, respectively, the remaining 27% of SSA Iberica in Spain and 100% of Vector Systems, a Canadian affiliate. In addition, the Company purchased 25% of CS Controlling Software Systeme, a German software development company.

  During 1995, through stock for stock transactions, the Company combined with three other companies: Softwright Systems Limited, a leading provider of business technology and systems in Europe specializing in object technology, multimedia, and other leading edge applications, and two of the Company's independent Affiliates, SSA Northeast and Priority Systems, Inc. Also during 1995, the Company acquired the remaining 15% minority interest in its Australian subsidiary, an additional 9% interest in its Affiliate, SSA North Central, 10% of its Affiliate, SSA Northwest, the BPCS division of a California Affiliate, Exigent Computer Group, 100% of its Canadian Affiliate, SSA Ontario, and certain assets of Transtech, Inc., a consulting group.

  In July 1995, the Company entered into a strategic alliance relationship with Harbinger Corporation pursuant to which the Company sold its EDI software assets to Harbinger and was licensed by Harbinger to market and sell AS/400, Unix, and PC-based EDI software products. The Company received as consideration 550,000 shares of Harbinger common stock. In August 1995, the Company purchased an additional 450,000 shares of Harbinger common stock. During 1996, the Company sold its shares of Harbinger common stock.

  In 1994, the Company acquired its Malaysian Affiliate, one of the leading application software providers in that country, the remaining 49% of SSA DAT GmbH, and the remaining 20% of SSA Italia, its direct operations in Germany and Italy, respectively.

QUARTERLY RESULTS

  The following table contains selected unaudited consolidated financial results by quarter for 1996 and 1995. In management's opinion, this information reflects all adjustments (which consisted only of normal recurring adjustments) necessary to present the results fairly when read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.

                                                    THREE MONTHS ENDED
                          -----------------------------------------------------------------------
                                            JULY 31, OCT. 31,
                          JAN. 31, APR. 30,   1995     1995   JAN. 31, APR. 30, JULY 31, OCT. 31,
                            1995     1995   RESTATED RESTATED  1996*    1996*    1996*    1996*
                          -------- -------- -------- -------- -------- -------- -------- --------
                                               (in millions, except per share data)
Revenues................   $77.4    $84.3    $89.7    $122.7   $ 76.6   $ 82.5   $ 72.3   $109.4
Costs and expenses......    74.4     77.9     81.3      99.4     77.0     92.1    106.4    124.1
                           -----    -----    -----    ------   ------   ------   ------   ------
Operating income (loss).     3.0      6.4      8.4      23.3     (0.4)    (9.6)   (34.1)   (14.7)
Gain on sale of
 available-for-sale-
 securities.............     --       --       --        --       --       --       3.6      9.5
Non-operating income
 (expense), net.........    (0.1)     0.1     (0.1)     (0.1)    (0.3)    (0.5)    (1.2)    (3.7)
                           -----    -----    -----    ------   ------   ------   ------   ------
Income (loss) before
 income taxes and
 minority interest......     2.9      6.5      8.3      23.2     (0.7)   (10.1)   (31.7)    (8.9)
Provision (benefit) for
 income taxes...........     1.1      2.2      3.0       7.9     (0.3)    (3.7)   (11.4)    (3.2)
                           -----    -----    -----    ------   ------   ------   ------   ------
Income (loss) before
 minority interest......     1.8      4.3      5.3      15.3     (0.4)    (6.4)   (20.3)    (5.7)
Minority interest.......     --      (0.1)     --        --       --       --       --       --
                           -----    -----    -----    ------   ------   ------   ------   ------
Net income (loss).......   $ 1.8    $ 4.2    $ 5.3    $ 15.3   $ (0.4)  $ (6.4)  $(20.3)  $ (5.7)
                           =====    =====    =====    ======   ======   ======   ======   ======
Earnings (loss) per
 share..................   $0.05    $0.10    $0.13    $ 0.35   $(0.01)  $(0.15)  $(0.47)  $(0.13)
                           =====    =====    =====    ======   ======   ======   ======   ======

--------
   * After giving effect to change in accounting method.

  During the fourth quarter of 1996, the Company changed its method of accounting for reseller agreements so that revenue is recorded at the time of sale to the end user. During the first three quarters of 1996, revenue from reseller agreements had previously been recorded upon execution of the reseller agreement and delivery of the software. The Company believes the change in method is more conservative and provides a more meaningful measurement of its operations. The change in accounting method affected the first three quarters of 1996 as follows:

                         JANUARY 31,             APRIL 30,               JULY 31,
                           1996 AS   JANUARY 31,  1996 AS    APRIL 30,   1996 AS    JULY 31,
                         ORIGINALLY     1996     ORIGINALLY    1996     ORIGINALLY    1996
                          REPORTED   AS ADJUSTED  REPORTED  AS ADJUSTED  REPORTED  AS ADJUSTED
                         ----------- ----------- ---------- ----------- ---------- -----------
Total revenues..........    $87.8      $ 76.6      $102.1      $82.5      $ 75.3     $ 72.3
  License fees..........     59.3        48.1        71.5       51.9        48.2       45.2
  Client services and
   other................     28.5        28.5        30.6       30.6        27.1       27.1
Income (loss) before
 income taxes and
 minority interest......      4.5        (0.7)        0.4      (10.1)      (29.9)     (31.7)
Net income (loss).......      2.9        (0.4)        0.3       (6.4)      (19.1)     (20.3)
Earnings (loss) per
 share..................    $0.07      $(0.01)     $ 0.01     $(0.15)     $(0.44)    $(0.47)

  Historically, the Company's business, like many other companies in its industry, has experienced its highest revenues in the fourth quarter of each year and a subsequent revenue decline in the first quarter of the following year. The Company attributes the fourth quarter revenue peak to increased year end sales efforts and, in certain cases, to sales incentives, which come into effect late in the year. The Company expects these quarterly trends to continue, and that its operating results will peak in the fourth quarter of each year and decline from that level in the first quarter of the following year. In addition, it is becoming increasingly difficult to predict and to rely on historical trends in the Company's quarterly results given the effects of the demand for open-systems products, the growing significance of Major Account sales, and the related uncertainty of the sales cycle.

  The Company operates with relatively little backlog and a substantial majority of its software license fee revenues in each quarter results from sales efforts culminated in that quarter. As a result, if near-term demand for the Company's products weakens or if significant anticipated sales in any quarter do not close when expected, the Company's revenues and earnings for that quarter would be adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  At October 31, 1996, cash and equivalents totaled $38.1 million. During 1996, cash and equivalents declined $19.0 million and borrowing under the Company's bank line of credit and Senior Notes on a net basis increased by $42.4 million due to the operating loss in the current year, continued significant investment in product development, payment of the Company's annual dividend which increased 25% over the prior year ($.10 per share versus $.08 in the prior year), tax payments related to the Company's profitability in fiscal 1995, acquisitions of affiliates and increased operating expenses in support of the Company's strategic move into the Unix open systems market. At October 31, 1996, $46.4 million was outstanding under the Company's $50.0 million multi-bank line of credit. At October 31, 1995, there was no outstanding balance. During 1996, the Company made its scheduled $4.0 million repayment on its Senior Notes, leaving $26.0 million outstanding at October 31, 1996.

  Based on the financial results for 1996, the Company was in technical default of certain financial covenants contained in its $50.0 million bank line of credit and its Senior Notes. The Company obtained waivers of the defaults through February 1, 1997, and in January, 1997, amended certain terms and conditions of both the bank line of credit agreement and the Senior Notes, whereby all defaults were waived and the maturity dates were changed to November 1, 1997. Additionally, pursuant to the amendments, additional borrowings and new letters of credit under the bank line of credit are precluded, the Senior Notes and bank line of credit are to be collateralized with substantially all of the Company's domestic assets and a portion of the stock of certain of the Company's foreign subsidiaries, mandatory prepayments are required out of the proceeds of any subsequent debt or equity offering, interest rates were increased and the financial covenants were changed as described in the Notes to Consolidated Financial Statements. The Company also agreed to issue 500,000 and 275,000 warrants to purchase shares of the Company's common stock at fair market value at time of issuance to the banks and Senior Noteholders, respectively.

  Management believes that, with an anticipated return to profitability in the next fiscal year, cash generated from operations combined with current working capital will provide sufficient liquidity to meet ordinary capital requirements through the end of the 1997 fiscal year. The Company is presently exploring the possibility of a public or private sale of debt or equity securities to refinance existing debt and fund an accelerated growth strategy for the Company's new version of its client/server software product.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                     ASSETS

                                                                   JANUARY 31,
                                                                      1997
                                                                  -------------
                                                                  (IN MILLIONS)
Current Assets:
  Cash and equivalents...........................................    $ 25.8
  Accounts receivable, less allowance for doubtful accounts of
   $16.5.........................................................     145.8
  Income taxes receivable........................................       1.9
  Deferred income taxes..........................................      12.6
  Prepaid expenses and other current assets......................      26.1
                                                                     ------
    Total current assets.........................................     212.2
                                                                     ------
Property and Equipment:
  Data processing equipment......................................      38.4
  Furniture and office equipment.................................      17.5
  Leasehold improvements.........................................       9.4
  Transportation equipment.......................................       1.8
                                                                     ------
                                                                       67.1
  Less--Accumulated depreciation and amortization................      40.8
                                                                     ------
    Total property and equipment.................................      26.3
                                                                     ------
Other Assets:
  Software costs, less accumulated amortization of $67.4.........      88.2
  Cost in excess of net assets of acquired businesses, less
   accumulated amortization of $9.4..............................      22.1
  Deferred income taxes..........................................       1.2
  Investments in associated companies............................       2.2
  Miscellaneous..................................................       5.8
                                                                     ------
    Total other assets...........................................     119.5
                                                                     ------
Total Assets.....................................................    $358.0
                                                                     ======


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         JANUARY 31,
                                                             1997
                                               --------------------------------
                                               (IN MILLIONS, EXCEPT SHARE DATA)
Current Liabilities:
  Short-term borrowings and current maturities
   of senior notes payable....................              $ 72.4
  Accrued commissions and royalties...........                24.2
  Accounts payable and other accrued
   liabilities................................                55.5
  Accrued compensation and related benefits...                16.9
  Deferred revenue............................                56.7
                                                            ------
    Total current liabilities.................               225.7
                                                            ------
Long-Term Obligations.........................                 2.4
                                                            ------
Deferred Revenue..............................                25.4
                                                            ------
Stockholders' Equity:
  Preferred stock, $.01 par value, 100,000
   shares authorized, none issued or
   outstanding................................                 --
  Common stock, $.0033 par value, 60,000,000
   shares authorized, 42,604,000 shares
   issued.....................................                 0.1
  Capital in excess of par value..............                32.9
  Retained earnings...........................                74.2
  Cumulative translation adjustment...........                (2.7)
                                                            ------
    Total stockholders' equity................               104.5
                                                            ------
Total Liabilities and Stockholders' Equity....              $358.0
                                                            ======



          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                              JANUARY 31,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
                                                             (IN MILLIONS,
                                                           EXCEPT PER SHARE
                                                                 DATA)
Revenues:
  License fees........................................... $    65.1  $    48.1
  Client services and other..............................      27.1       28.5
                                                          ---------  ---------
    Total revenues.......................................      92.2       76.6
                                                          ---------  ---------
Costs and Expenses:
  Cost of license fees...................................      15.9        9.1
  Cost of client services and other......................      23.5       19.4
  Sales and marketing....................................      22.9       20.5
  Research and development...............................      14.1       11.7
  General and administrative.............................      20.4       16.3
                                                          ---------  ---------
    Total costs and expenses.............................      96.8       77.0
                                                          ---------  ---------
Operating income (loss)..................................      (4.6)      (0.4)
Non-operating income (expense), net......................      (2.1)      (0.3)
                                                          ---------  ---------
Income (loss) before income taxes........................      (6.7)      (0.7)
Provision (benefit) for income taxes.....................      (2.4)      (0.3)
                                                          ---------  ---------
Net income (loss)........................................ $    (4.3) $    (0.4)
                                                          =========  =========
Earnings (loss) per share................................ $   (0.10) $   (0.01)
                                                          =========  =========
Dividends per share...................................... $     --   $    0.10
                                                          =========  =========
Weighted average common shares outstanding...............      42.6       43.1
                                                          =========  =========



          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                THREE MONTHS
                                                                    ENDED
                                                                 JANUARY 31,
                                                                --------------
                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
Cash Flows From Operating Activities:
  Net income (loss)............................................ $ (4.3) $ (0.4)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
  Depreciation and amortization of property and equipment......    2.3     2.0
  Amortization of other assets.................................    7.0     4.8
  Provision for doubtful accounts..............................    --     (0.7)
  Deferred income taxes........................................   (2.5)   (0.2)
  Deferred revenue.............................................   (2.9)   (1.8)
  Changes in operating assets and liabilities, net of
   acquisitions:
    Accounts receivable........................................   14.3    16.9
    Prepaid expenses and other current assets..................   (1.2)   (0.3)
    Miscellaneous assets.......................................    0.1     0.6
    Accrued commissions and royalties..........................   (1.9)   (7.8)
    Accounts payable and other accrued liabilities.............   (5.7)  (15.7)
    Accrued compensation and related benefits..................   (6.6)   (5.7)
    Income taxes...............................................    2.5    (7.2)
                                                                ------  ------
      Net cash provided by (used in) operating activities......    1.1   (15.5)
                                                                ------  ------
Cash Flows From Investing Activities:
  Purchases of property and equipment..........................   (0.5)   (1.5)
  Software costs...............................................  (11.7)   (7.6)
  Investments and acquisitions, net of cash acquired...........    --     (2.0)
                                                                ------  ------
      Net cash flows used in investing activities..............  (12.2)  (11.1)
                                                                ------  ------
Cash Flows From Financing Activities:
  Principal payments under financing obligations...............   (0.7)   (1.5)
  Proceeds from exercise of stock options......................    0.1     0.9
  Dividends paid...............................................    --     (4.2)
                                                                ------  ------
      Net cash used in financing activities....................   (0.6)   (4.8)
                                                                ------  ------
Effect of exchange rate changes on cash........................   (0.6)   (0.5)
                                                                ------  ------
      Net decrease in cash and equivalents.....................  (12.3)  (31.9)
Cash and equivalents:
  Beginning of year............................................   38.1    57.1
                                                                ------  ------
  End of period................................................ $ 25.8  $ 25.2
                                                                ======  ======

          See accompanying Notes to Consolidated Financial Statements.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of System Software Associates, Inc. and its majority owned subsidiaries ("SSA", or "the Company"). The financial information included herein is unaudited. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

  These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Annex.

NOTE 2--LEGAL PROCEEDINGS

  In January 1997, class action lawsuits were filed in state court in Illinois and in the federal court in Chicago, Illinois against the Company and certain of its officers. The federal actions allege damages to persons who purchased the Company's common stock during the period August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and associated common laws. The state court action alleges damages to persons who purchased the Company's common stock during the period November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated common and statutory law. Although the outcome of these proceedings cannot be determined with certainty, management intends to defend the actions vigorously, and, in consultation with its legal counsel, believes that the allegations are without merit and that the final outcomes should not have a material adverse effect on the Company's operations or financial position.

  The Company is also subject to other legal proceedings and claims which arise in the normal course of business. Although the outcome of these proceedings cannot be determined with certainty, management believes that the final outcomes of these proceedings should not have a material adverse effect on the Company's operations or financial position.

                      (This Page Intentionally Left Blank)

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
System Software Associates, Inc.:

  We have audited the accompanying consolidated balance sheet of System Software Associates, Inc. and its subsidiaries as of October 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of System Software Associates, Inc. and its subsidiaries as of October 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
January 7, 1997, except as to Notes 6, 7, and 11
 which are as of January 29, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
System Software Associates, Inc.

  In our opinion, the accompanying consolidated financial statements listed in the accompanying index present fairly, after the restatement described in Note 2, in all material respects, the financial position of System Software Associates, Inc. and its subsidiaries at October 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended October 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of System Software Associates, Inc. and its subsidiaries for any period subsequent to October 31, 1995.

/s/ Price Waterhouse LLP

Chicago, Illinois
January 7, 1997, except as to Notes 6, 7 and 11 which are as of January 29,
1997

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               OCTOBER 31,
                                                           ---------------------
                                                                        1995
                          ASSETS                             1996     RESTATED
                          ------                           --------- -----------
                                                              (IN MILLIONS,
                                                           EXCEPT SHARE DATA)
Current Assets:
  Cash and equivalents.................................... $    38.1  $    57.1
  Accounts receivable, less allowance for doubtful
   accounts of $16.5 and $12.5............................     163.6      184.6
  Income taxes receivable.................................       4.4        --
  Deferred income taxes...................................      10.1        7.0
  Prepaid expenses and other current assets...............      25.5       21.3
                                                           ---------  ---------
    Total current assets..................................     241.7      270.0
                                                           ---------  ---------
Property and Equipment:
  Data processing equipment...............................      37.3       30.9
  Furniture and office equipment..........................      18.7       14.1
  Leasehold improvements..................................       9.0        7.8
  Transportation equipment................................       2.3        2.8
                                                           ---------  ---------
                                                                67.3       55.6
  Less--Accumulated depreciation and amortization.........      39.5       31.3
                                                           ---------  ---------
                                                                27.8       24.3
                                                           ---------  ---------
Other Assets:
  Software costs, less accumulated amortization of $61.1
   and $41.1..............................................      82.8       59.0
  Cost in excess of net assets of acquired businesses,
   less accumulated amortization of $8.7 and $6.0.........      22.8       18.2
  Deferred income taxes...................................       1.2        --
  Investments in associated companies.....................       2.2       16.5
  Miscellaneous...........................................       5.9        5.2
                                                           ---------  ---------
                                                               114.9       98.9
                                                           ---------  ---------
    Total Assets.......................................... $   384.4  $   393.2
                                                           =========  =========




          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                             OCTOBER 31,
                                                         ----------------------
                                                                       1995
          LIABILITIES AND STOCKHOLDERS' EQUITY             1996      RESTATED
          ------------------------------------           ---------  -----------
                                                            (IN MILLIONS,
                                                         EXCEPT SHARE DATA)
Current Liabilities:
  Current maturities of senior notes payable............ $     --    $     4.0
  Accrued commissions and royalties.....................      26.3        28.7
  Accounts payable and other accrued liabilities........      62.5        46.9
  Accrued compensation and related benefits.............      23.8        23.5
  Deferred revenue......................................      58.8        61.7
  Income taxes payable..................................       --         12.9
                                                         ---------   ---------
    Total current liabilities...........................     171.4       177.7
                                                         ---------   ---------
Long-Term Obligations...................................      75.1        33.9
                                                         ---------   ---------
Deferred Revenue........................................      27.7        27.3
                                                         ---------   ---------
Deferred Income Taxes...................................       --          9.9
                                                         ---------   ---------
Minority Interest in Consolidated Subsidiaries..........       --          1.0
                                                         ---------   ---------
Stockholders' Equity:
  Preferred stock, $.01 par value, 100,000 shares
   authorized, none issued or outstanding...............       --          --
  Common stock, $.0033 par value, 60,000,000 shares
   authorized, 42,577,000 and 42,094,500 shares issued..       0.1         0.1
  Capital in excess of par value........................      32.8        26.1
  Retained earnings.....................................      78.5       115.5
  Unrealized gain on available-for-sale securities......       --          2.5
  Cumulative translation adjustment.....................      (1.2)       (0.8)
                                                         ---------   ---------
    Total stockholders' equity..........................     110.2       143.4
  Commitments and Contingencies (Note 11)...............       --          --
                                                         ---------   ---------
    Total Liabilities and Stockholders' Equity.......... $   384.4   $   393.2
                                                         =========   =========


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED OCTOBER 31,
                                                      -------------------------
                                                                1995     1994
                                                       1996   RESTATED RESTATED
                                                      ------  -------- --------
                                                        (IN MILLIONS, EXCEPT
                                                            SHARE DATA)
Revenues:
  License fees....................................... $226.7   $250.0   $229.7
  Client services and other..........................  114.1    124.1     94.6
                                                      ------   ------   ------
    Total revenues...................................  340.8    374.1    324.3
                                                      ------   ------   ------
Costs and expenses:
  Cost of license fees...............................   66.9     64.9     60.7
  Cost of client services and other..................   89.0     76.8     57.2
  Sales and marketing................................  103.8     87.6     90.8
  Research and development...........................   54.4     40.2     35.1
  General and administrative.........................   85.5     63.5     64.1
                                                      ------   ------   ------
    Total costs and expenses.........................  399.6    333.0    307.9
                                                      ------   ------   ------
Operating income (loss)..............................  (58.8)    41.1     16.4
                                                      ------   ------   ------
Gain on sale of available-for-sale securities........   13.1      --       --
Non-operating income (expense), net..................   (5.7)    (0.2)    (1.0)
                                                      ------   ------   ------
Income (loss) before income taxes and minority
 interest............................................  (51.4)    40.9     15.4
Provision (benefit) for income taxes.................  (18.6)    14.2      5.6
                                                      ------   ------   ------
Income (loss) before minority interest...............  (32.8)    26.7      9.8
Minority interest....................................    --      (0.1)     0.2
                                                      ------   ------   ------
Net income (loss).................................... $(32.8)  $ 26.6   $ 10.0
                                                      ======   ======   ======
Earnings (loss) per share............................ $(0.76)  $ 0.63   $ 0.25
                                                      ======   ======   ======
Weighted average common and equivalent shares
 outstanding.........................................   43.0     42.2     40.5
                                                      ======   ======   ======



          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED OCTOBER 31,
                                                      -------------------------
                                                                1995     1994
                                                       1996   RESTATED RESTATED
                                                      ------  -------- --------
                                                           (IN MILLIONS)
Cash Flows From Operating Activities:
  Net income (loss).................................. $(32.8)  $ 26.6   $ 10.0
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation and amortization of property and
     equipment.......................................    9.2      7.9      8.4
    Amortization of other assets.....................   23.0     17.3     11.0
    Provision for doubtful accounts..................    9.3      3.3      8.0
    Gain on sale of available-for-sale securities....  (13.1)     --       --
    Deferred income taxes............................  (14.2)    (2.6)     4.1
    Deferred revenue.................................   (2.5)     7.3     28.2
    Minority interest................................    --       0.1     (0.2)
    Changes in operating assets and liabilities, net
     of acquisitions:
      Accounts receivable............................   12.6    (32.3)   (23.4)
      Prepaid expenses and other current assets......   (2.1)    (0.3)    (0.2)
      Miscellaneous assets...........................    2.4     (3.3)     --
      Accrued commissions and royalties..............   (6.8)     0.3     (5.7)
      Accounts payable and other accrued liabilities.    8.0      1.0     16.8
      Accrued compensation and related benefits......    --       1.8      5.6
      Income taxes...................................  (14.2)    12.2     (4.2)
                                                      ------   ------   ------
        Net cash provided by (used in) operating
         activities..................................  (21.2)    39.3     58.4
                                                      ------   ------   ------
Cash Flows From Investing Activities:
  Purchases of property and equipment................  (11.4)    (5.3)   (14.7)
  Software costs.....................................  (43.8)   (25.1)   (31.2)
  Purchase of available-for-sale securities..........    --      (5.4)     --
  Investments and acquisitions, net of cash acquired.   (4.5)    (6.1)    (1.2)
  Proceeds from sale of available-for-sale
   securities........................................   23.2      --       --
  Proceeds from sales of assets......................    --       1.7      1.9
  Other..............................................   (0.1)     0.3     (0.4)
                                                      ------   ------   ------
        Net cash flows used in investing activities..  (36.6)   (39.9)   (45.6)
                                                      ------   ------   ------
Cash Flows From Financing Activities:
  Principal payments under financing obligations.....   (5.7)    (3.5)    (3.8)
  Amount borrowed under line of credit, net..........   46.4      --       --
  Proceeds from exercise of stock options............    2.1      4.1      0.5
  Dividends paid.....................................   (4.2)    (3.2)    (3.2)
                                                      ------   ------   ------
        Net cash provided by (used in) financing
         activities..................................   38.6     (2.6)    (6.5)
                                                      ------   ------   ------
Effect of exchange rate changes on cash..............    0.2      0.1     (3.7)
                                                      ------   ------   ------
Net increase (decrease) in cash and equivalents......  (19.0)    (3.1)     2.6
Cash and equivalents:
  Beginning of year..................................   57.1     60.2     57.6
                                                      ------   ------   ------
  End of year........................................ $ 38.1   $ 57.1   $ 60.2
                                                      ======   ======   ======

          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                            UNREALIZED
                                                             GAIN ON                 TREASURY      TOTAL
                          COMMON STOCK  CAPITAL IN          AVAILABLE- CUMULATIVE      STOCK       STOCK-
                          ------------- EXCESS OF  RETAINED  FOR-SALE  TRANSLATION -------------  HOLDERS'
                          SHARES AMOUNT PAR VALUE  EARNINGS SECURITIES ADJUSTMENT  SHARES AMOUNT   EQUITY
                          ------ ------ ---------- -------- ---------- ----------- ------ ------  --------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Balance October 31,
 1993...................   27.3   $0.1    $19.9     $85.0      $--        $(1.3)    (0.4) $(2.5)   $101.2
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Shares issued upon
 exercise of employee
 stock options..........    0.1             0.5                                                       0.5
Tax benefit of stock
 options exercised......                    0.3                                                       0.3
Foreign currency
 translation adjustment.                                                    0.5                       0.5
Dividends paid--$0.08
 per share..............                             (3.2)                                           (3.2)
Net income..............                             10.0                                            10.0
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Balance October 31,
 1994, Restated.........   27.4    0.1     20.7      91.8       --         (0.8)    (0.4)  (2.5)    109.3
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Shares issued upon
 exercise of employee
 stock options..........    0.5             4.1                                                       4.1
Tax benefit of stock
 options exercised......                    2.8                                                       2.8
Foreign currency
 translation adjustment.                                                    --                        --
Dividends paid--$0.08
 per share..............                             (3.2)                                           (3.2)
Shares issued in
 business combinations..    0.2            (1.5)      0.3                            0.4    2.5       1.3
Unrealized gain on
 available-for-sale
 securities.............                                        2.5                                   2.5
Net income..............                             26.6                                            26.6
Shares issued in three-
 for-two split..........   14.0
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Balance October 31,
 1995, Restated.........   42.1    0.1     26.1     115.5       2.5        (0.8)      --     --     143.4
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Shares issued upon
 exercise of employee
 stock options..........    0.3             2.1                                                       2.1
Tax benefit of stock
 options exercised......                    1.2                                                       1.2
Foreign currency
 translation adjustment.                                                   (0.4)                     (0.4)
Dividends paid--$0.10
 per share..............                             (4.2)                                           (4.2)
Shares issued in
 business combinations..    0.2             3.4                                                       3.4
Sale of available-for-
 sale securities........                                       (2.5)                                 (2.5)
Net loss................                            (32.8)                                          (32.8)
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Balance October 31,
 1996...................   42.6   $0.1    $32.8     $78.5      $ --       ($1.2)      --  $  --    $110.2
                           ====   ====    =====     =====      ====       =====     ====  =====    ======

          See accompanying Notes to Consolidated Financial Statements.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of operations

  System Software Associates, Inc. (the "Company" or "SSA") is a leading provider of cost-effective business information systems to the industrial sector worldwide. SSA's integrated product line BPCS (Business Planning and Control System) provides business process reengineering and integration of all operations, including configurable manufacturing processes, supply chain management, and global finance solutions. SSA's object-oriented interoperable tool set AS/SET (Application System/Solution Engineering Technology) allows the production of platform independent client/server applications. The Company supports its clients primarily through a worldwide network of branch offices. The Company markets, sells, and services its products to intermediate size and large companies through its own sales organization and a network of approximately 90 independent software companies (the "Affiliates").

 Principles of consolidation

  The consolidated financial statements include the accounts of System Software Associates, Inc. and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Foreign currency translation

  The functional currencies for substantially all of the Company's foreign subsidiaries are their local currencies. The foreign subsidiaries' balance sheets are translated at the year end rates of exchange and their results of operations at weighted average rates of exchange for the year. Translation adjustments resulting from this process are recorded directly in stockholders' equity and will be included in the determination of net income (loss) only upon sale or liquidation of the subsidiaries, which is not contemplated at this time. Foreign exchange transaction losses aggregating $0.4 million, $0.7 million, and $0.8 million are included in general and administrative expenses for 1996, 1995, and 1994, respectively.

 Revenue recognition

  The license fees generated and related commissions earned by the independent Affiliates are included in license fees and cost of license fees, respectively. Software license fees are recognized upon client acceptance and delivery of the software product to the end user. Revenues and commissions from software maintenance and HelpLine agreements are deferred and recognized ratably over the term of the contract. Client services revenues are recorded when such services are provided. Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base and its geographic dispersion.

  The principal components of cost of license fees are commissions paid to independent Affiliates, hardware costs, amortization of capitalized software costs, and royalties paid to third parties. The principal components of cost of client services and other are salaries paid to the Company's client services personnel and amounts paid to independent client services professionals. Accrued Affiliate and salesman commissions are not paid until the related accounts receivable balances have been collected.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using various methods over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the assets or related leases. Gains or losses resulting from sales or retirements are recorded as incurred, at

                       SYSTEM SOFTWARE ASSOCIATES, INC.

which time related costs and accumulated depreciation are removed from the accounts. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization of property and equipment was $9.2 million, $7.9 million, and $8.4 million in 1996, 1995, and 1994, respectively.

 Software costs

  Purchased software is capitalized and stated at cost. The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Amortization of capitalized costs is computed on a straight line basis using an estimated useful life of five years or in proportion to current and anticipated revenues, whichever provides the greater amortization. Capitalized software costs are summarized as follows:

                                                                  OCTOBER 31,
                                                                 --------------
                                                                  1996    1995
                                                                 ------  ------
                                                                 (IN MILLIONS)
      Purchased software........................................ $  9.5  $  8.7
      Internally developed software.............................  134.4    91.4
                                                                 ------  ------
                                                                  143.9   100.1
      Less--Accumulated amortization............................  (61.1)  (41.1)
                                                                 ------  ------
        Net capitalized software costs.......................... $ 82.8  $ 59.0
                                                                 ======  ======

  Amortization of capitalized software costs charged to cost of license fees aggregated $20.0 million, $14.9 million, and $9.2 million during 1996, 1995, and 1994, respectively.

 Research and development

  Research and development expenses, principally the design and development of software products (exclusive of costs capitalized under SFAS No. 86), are expensed as incurred.

 Cost in excess of net assets of acquired businesses

  The excess of cost over the fair value of the net identifiable assets of acquired businesses is amortized on a straight-line basis, typically over a seven-year period. Amortization expense was $2.7 million, $2.2 million, and $1.8 million in 1996, 1995, and 1994, respectively.

 Fair value of financial instruments

  The fair value of cash and equivalents, receivables, accounts and income taxes payable, and accrued expenses approximates their carrying values. The fair value of forward contracts was not significant at October 31, 1996 and 1995. It was not practical to determine the fair value of short-term borrowings and Senior Notes at October 31, 1996 as the Company was not in compliance with certain covenants at that date, or the fair value of investments in associated companies at October 31, 1996 as there are no quoted market prices for these investments.

 Earnings per share

  Earnings per share for 1995 and 1994 have been computed using the weighted average number of common shares and common share equivalents outstanding during the periods. Weighted average shares outstanding have been adjusted to reflect as outstanding, for such periods, all shares issuable under stock options using the treasury stock method and the November 28, 1995 three-for-two stock split. The loss per share for 1996 has been computed using only the weighted average number of shares outstanding.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

 Use of estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 Statements of cash flows

  For purposes of reporting cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. Interest income earned on cash equivalents aggregated $1.1 million, $2.0 million, and $1.8 million during 1996, 1995, and 1994, respectively. Supplemental information is as follows:

                                                               YEAR ENDED
                                                              OCTOBER 31,
                                                             --------------
                                                             1996 1995 1994
                                                             ---- ---- ----
                                                             (IN MILLIONS)
   Non-cash investing and financing activities:
     Leases capitalized..................................... $0.6   -- $1.9
     Liabilities assumed in connection with investments and
      acquisitions.......................................... $1.2 $8.7 $1.9
     Shares issued in business combinations................. $3.4 $1.3   --
   Cash paid during the year for:
     Interest............................................... $4.0 $2.2 $3.1
     Income taxes........................................... $9.5 $5.0 $3.4

NOTE 2--RESTATEMENT OF PRIOR YEARS' RESULTS OF OPERATIONS

  The Company has restated its consolidated financial statements for the years ended October 31, 1995 and 1994 for revenues from software contracts entered into during those periods.

  In the third quarter of 1994, the Company entered into a software license contract for $10.1 million. Due to problems identified during the implementation of certain of the software products, a dispute arose. This dispute was settled in fiscal 1996. The investigation surrounding the dispute identified that certain uncertainties existed as of October 31, 1994 which made the collectibility of the revenue uncertain at that date. Accordingly, the fiscal 1994 consolidated financial statements have been restated to reverse the revenue and certain of the costs associated with the contract. The impact of these adjustments on the Company's consolidated financial results as originally reported is summarized below:

                                                                YEAR ENDED
                                                             OCTOBER 31, 1994
                                                          ----------------------
                                                          AS ORIGINALLY    AS
                                                            REPORTED    RESTATED
                                                          ------------- --------
                                                           (IN MILLIONS, EXCEPT
                                                             PER SHARE DATA)
      Total Revenue......................................    $334.4      $324.3
      Income Before Income Taxes and Minority Interest...    $ 23.8      $ 15.4
      Net Income.........................................    $ 15.4      $ 10.0
      Earnings Per Share.................................    $ 0.38      $ 0.25
      Stockholders' Equity...............................    $114.7      $109.3

  The fiscal 1995 restatement reflects the reversal of revenues for three contracts entered into during that year. During the third quarter of 1995, the Company recognized $5.0 million in revenues from the final two installment

                       SYSTEM SOFTWARE ASSOCIATES, INC.

payments of a four installment payment contract. Subsequently, it was determined that such revenue was recorded prior to the completion of contractual terms which would allow for the revenue to be recognized. During the third and fourth quarters of fiscal 1995, the Company entered into reseller agreements of $10.0 and $5.0 million, respectively. Subsequently, the Company determined that the payment terms for the contracts were not fixed. Accordingly, the fiscal 1995 consolidated financial statements have been restated to reverse the revenue and certain of the costs associated with the contracts. The impact of these adjustments on the Company's consolidated financial results as originally reported is summarized below:

                                                                 YEAR ENDED
                                                              OCTOBER 31, 1995
                                                             -------------------
                                                                 AS
                                                             ORIGINALLY    AS
                                                              REPORTED  RESTATED
                                                             ---------- --------
                                                                (IN MILLIONS,
                                                              EXCEPT PER SHARE
                                                                    DATA)
      Total Revenue.........................................   $394.4    $374.1
      Income Before Income Taxes and Minority Interest......   $ 52.4    $ 40.9
      Net Income............................................   $ 34.1    $ 26.6
      Earnings Per Share....................................   $ 0.81    $ 0.63
      Stockholders' Equity..................................   $156.3    $143.4

NOTE 3--BUSINESS COMBINATIONS:

  During the past three years the Company has expanded its global coverage and strengthened its product offerings through various acquisitions.

  The following table summarizes all acquisitions which were accounted for under the purchase method and, accordingly, resulted in allocations of the purchase prices to the net assets acquired based upon their estimated fair values as of the acquisition dates. The accompanying consolidated statements of operations reflect the results of operations of the acquired companies since the acquisition dates. Proforma results of operations are not presented as the acquisitions were not significant. These transactions typically involved the Company acquiring a majority interest or additional interest in an existing independent Affiliate.

                                         YEAR ENDED OCTOBER 31,
-------------------------------------------------------------------------------------------------
(IN MILLIONS)                1996                            1995                            1994
-------------------------------------------------------------------------------------------------

     . NofTek NW, Inc. (SSA Northwest) (a)
                                .SSA Ontario Corporation  .SSA DAT GmbH (49%)
                                                          (c)
                                .SSA Services Pty., Ltd. (b)
     . Castillo Informatica(SSA Iberica) (a)
                                                          . Ocean Information
                                                            Systems Sdn Bhd
                                                            (SSA Malaysia)
     . Vector Systems Analysis  . BPCS Division of Exigent Computer Group
     . SSA North Central (a)    . Certain assets of Transtech, Inc.

-------------------------------------------------------------------------------------------------------------
Aggregate
consideration                  $8.0                                 $6.5                                 $2.7
-------------------------------------------------------------------------------------------------------------
Goodwill                       $7.2                                 $6.3                                 $2.3
-------------------------------------------------------------------------------------------------------------

                                                          .SSA Italia (20%)
                                                          (c)
(a) Acquired the remaining interests of 90% in SSA Northwest, 27% in SSA Iberica and 81% in SSA North Central in 1996.
(b) Acquired the remaining 15% interest in SSA Services Pty., Ltd. (SSA Australia and New Zealand) in 1995.
(c) Acquired the remaining 49% of SSA Germany and a 20% interest in SSA Italia in 1994.

  During 1995, the Company issued 586,000 shares of common stock, with an aggregate fair value of $21.9 million, for all outstanding common stock of three companies: Softwright Systems Limited, a leading provider

                       SYSTEM SOFTWARE ASSOCIATES, INC.

of business object technology and systems in Europe specializing in object technology, multimedia, and other leading edge applications, and two of the Company's independent affiliates, SSA Northeast and Priority Systems, Inc. The combinations were accounted for as poolings of interest. The results of operations were included in the Company's consolidated financial statements from the dates of combinations, as the operations for all periods prior to the combinations were not material in relation to the Company's consolidated financial statements.

NOTE 4--INVESTMENTS IN ASSOCIATED COMPANIES:

  In July 1995, the Company entered into a strategic alliance relationship with Harbinger Corporation pursuant to which the Company sold its EDI software assets (net book value of $2.3 million) to Harbinger and was granted a license by Harbinger to market and sell AS/400, Unix, and PC-based EDI software products (there was no gain or loss recognized on the sale). Minimum royalties amounting to $1.4 million and $5.8 million were accrued in 1995 and paid by the Company to Harbinger during 1996. The Company received as consideration 550,000 shares of Harbinger Common Stock and 4,000,000 shares of Harbinger Zero Coupon Preferred Stock. The Zero Coupon Preferred Stock vests at the rate of up to 1,000,000 shares per year beginning in 1997 based upon achieving certain performance targets, and must be redeemed by Harbinger upon vesting for $1.00 per share in cash or, at the option of the Company, an equivalent amount of Harbinger Common Stock. In August 1995, the Company purchased an additional 450,000 shares of Harbinger Common Stock. At October 31, 1995, the investment in Harbinger Corporation Common Stock was classified as available-for-sale and reported at its fair value of $14 million. The adjustment to fair value in 1995 generated a $2.5 million unrealized gain, net of $1.4 million deferred tax and was excluded from earnings and reported in a separate component of shareholders' equity. During 1996 the Company sold all of its shares of Harbinger Common Stock. The proceeds from the sales were $23.2 million, which resulted in a gain of $8.4 million, net of $4.7 million in taxes.

  The Company also owns minority interests in several of its affiliates and accounts for these investments under the cost method if the Company owns less than 20% and the equity method if ownership is more than 20% of each associated company. The Company does not exercise significant influence over the operations of these companies.

NOTE 5--FINANCIAL INSTRUMENTS:

  The Company uses forward exchange contracts for the primary purpose of reducing its exposure to fluctuations in foreign currency exchange rates. The instruments are employed to manage transactional exposure. While these financial instruments are subject to the risk that market rates may change subsequent to the acquisition of the financial instrument, such changes would generally be offset by opposite effects on the items being managed. The Company's financial instruments typically mature within three months of origination and are transacted at rates which reflect the market rate at the date of the contract.

  As of October 31, 1996, the Company had forward contracts for the purchase and sale of European and other currencies, with purchases totaling $3.2 million and sales totaling $26.8 million. These contracts matured on or before November 5, 1996.

NOTE 6--LINE OF CREDIT:

  At October 31, 1995 the Company had a $50 million, multi-bank line of credit which was to mature in June, 1997. At the option of the Company, borrowings under the agreement bore interest at the Prime Rate or LIBOR plus a margin. The margin on LIBOR ranged from 3/4% to 3%, and was based on the cumulative amount borrowed and the leverage ratio of the Company at the time of the borrowings. Certain of the Company's majority-owned subsidiaries were eligible to borrow under the agreement, either in U.S. or local currency. Available borrowings were reduced by outstanding letters of credit, and 10% of the face amount of outstanding

                       SYSTEM SOFTWARE ASSOCIATES, INC.

foreign currency hedge contracts once the Company's total foreign currency hedges exceeded $50 million. The Company was required to pay a commitment fee equal to 1/8% of the unused portion of the commitment. The agreement contained covenants that were essentially the same as those of the senior notes described in Note 7, and also included a covenant based on the Company's quick ratio.

  As a result of operating losses during 1996, the Company was unable to maintain compliance with certain of the financial covenants within the agreement and technical defaults occurred. The Company obtained waivers of the defaults through February 1, 1997, and in January 1997 amended certain terms and conditions of the agreement whereby all defaults were waived and the maturity date on the line of credit was extended to November 1, 1997. Other significant provisions of the amendment include the following: Additional borrowings and new letters of credit are precluded and the line of credit is to be collateralized with substantially all of the Company's domestic assets and a portion of the stock of certain of the Company's foreign subsidiaries. Upon delivery of the collateral, the interest rate on outstanding borrowings changes from the current default rate of prime +2% to prime +1% (increasing to Prime +3% upon a subsequent default), and letter of credit fees will be 2% per annum (3% upon a subsequent default). The existing financial covenants have been replaced with covenants that require the Company to maintain and report a weekly minimum cash balance, maintain a minimum net worth and limit its quarterly capital expenditures. Additionally, the Company has agreed to issue warrants at fair market value at the time of issuance to the banks to purchase an aggregate of 500,000 shares of the Company's common stock. The warrants will be freely transferable and can be exercised at any time within five years of the issue date. The Company is required to make a mandatory prepayment pro-rata to the banks and Senior Noteholders of 100% of the proceeds of any debt or equity offering up to the amount of unpaid indebtedness outstanding to the banks and the Noteholders.

  At October 31, 1996, borrowings under the line of credit of $46.4 million were classified as long-term. Outstanding letters of credit issued against the line of credit at October 31, 1996 were $1.2 million. The weighted average interest rate on outstanding borrowings during 1996 was 7.78%. There were no borrowings under the line of credit during 1995 and 1994, except for $10 million borrowed and repaid in October 1994.

NOTE 7--LONG-TERM OBLIGATIONS:

  Long-term obligations consist of the following:

                                                                    OCTOBER 31,
                                                                    -----------
                                                                    1996  1995
                                                                    ----- -----
                                                                        (IN
                                                                     MILLIONS)
      Multi-bank line of credit (See Note 6)....................... $46.4 $ --
      Senior Notes payable.........................................  26.0  30.0
      Notes payable and other obligations..........................   1.2   9.8
      Obligations under capital leases.............................   3.6   1.7
                                                                    ----- -----
                                                                     77.2  41.5
      Less--Current maturities.....................................   2.1   7.6
                                                                    ----- -----
                                                                    $75.1 $33.9
                                                                    ===== =====

  At October 31, 1996, Senior Notes payable consisted of $4 million senior notes and $22 million senior notes originally due September 15, 1997 and September 15, 1998, respectively, with the original interest rates of 6.23% and 6.69%, respectively. The notes contained covenants including minimum net worth, fixed charge coverage and leverage ratios.

  As a result of operating losses during 1996, the Company was unable to maintain compliance with the fixed charge financial covenant of the notes and technical defaults occurred. The Company obtained waivers of the

                       SYSTEM SOFTWARE ASSOCIATES, INC.

defaults through February 1, 1997, and in January 1997 amended certain terms and conditions of the Senior Notes whereby all defaults were waived and the maturity dates were changed to November 1, 1997. Under an intercreditor arrangement with the Company's banks and as described in Note 6, the notes have been collateralized with certain of the Company's assets and mandatory prepayments are required from the proceeds of any debt or equity offering. Interest due on the notes was changed from semi-annual to monthly payment dates. Upon delivery of collateral, the interest rates on each of the notes changes from the current default rates of 8.23% and 8.69%, respectively, to prime +1% (increasing to prime +3% upon a subsequent default). The existing financial covenants have been amended to be the same as the new covenants contained in the Company's line of credit described in Note 6. Additionally, the Senior Noteholders will be issued warrants to purchase 275,000 shares of the Company's common stock under the same terms as the warrants issued to the banks as described in Note 6. At October 31, 1996, the Senior Notes of $26 million were classified as long-term.

  At October 31, 1996, notes payable and other obligations consist of commitments made in connection with investments and acquisitions which mature as follows: $0.6 million in 1997, and $0.6 million in 1998.

  Capital lease obligations represent the present value of future payments under leases for transportation and data processing equipment. The recorded cost of these assets aggregated $5.6 million and $5.6 million at October 31, 1996 and 1995, respectively; accumulated amortization thereon aggregated $3.4 million and $3.3 million, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense.

  The following is a schedule of future minimum lease payments under capital lease obligations, together with the present value of minimum lease payments at October 31, 1996:

      YEAR ENDING OCTOBER 31, (IN MILLIONS)                               AMOUNT
      -------------------------------------                               ------
      1997...............................................................  $1.8
      1998...............................................................   1.6
      1999...............................................................   0.6
      2000...............................................................   0.1
                                                                           ----
      Total minimum lease payments.......................................   4.1
      Less--Amount representing interest.................................   0.5
                                                                           ----
      Present value of minimum lease payments............................   3.6
      Less--Current maturities...........................................   1.5
                                                                           ----
                                                                           $2.1
                                                                           ====

  Interest expense was $4.7 million, $2.2 million, and $2.8 million during 1996, 1995, and 1994, respectively.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 8--INCOME TAXES:

  Deferred income taxes arise from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

  Pretax income (loss) from continuing operations was taxed in the following jurisdictions:

                                                             YEAR ENDED OCTOBER
                                                                    31,
                                                             -------------------
                                                              1996   1995  1994
                                                             ------  ----- -----
                                                               (IN MILLIONS)
      Domestic.............................................. $(57.6) $31.4 $ 7.7
      Foreign...............................................    6.2    9.5   7.7
                                                             ------  ----- -----
                                                             $(51.4) $40.9 $15.4
                                                             ======  ===== =====

  The provision for income taxes consists of the following:

                                                           YEAR ENDED OCTOBER
                                                                  31,
                                                           --------------------
                                                            1996   1995   1994
                                                           ------  -----  -----
                                                             (IN MILLIONS)
      Current:
        Federal........................................... $ (8.3) $ 8.9  $(4.9)
        State.............................................   (2.8)   0.7    0.1
        Foreign...........................................    5.3    7.2    6.3
                                                           ------  -----  -----
                                                             (5.8)  16.8    1.5
                                                           ------  -----  -----
      Deferred:
        Federal...........................................  (11.5)  (2.8)   4.7
        State.............................................   (0.8)  (0.1)   0.4
        Foreign...........................................   (0.5)   0.3   (1.0)
                                                           ------  -----  -----
                                                            (12.8)  (2.6)   4.1
                                                           ------  -----  -----
                                                           $(18.6) $14.2  $ 5.6
                                                           ======  =====  =====

  In addition to taxes incurred on foreign operations, the Company is subject to and includes foreign taxes on net remittances from foreign Affiliates as a component in its provision for foreign income taxes. No domestic provision has been recorded for unremitted earnings of foreign subsidiaries as it is anticipated that any U.S. income taxes on distributions of earnings not permanently reinvested will be offset by foreign tax credits.

  A reconciliation of taxes based on the federal statutory rate and the Company's actual provision is as follows:

                                                           YEAR ENDED OCTOBER
                                                                  31,
                                                           --------------------
                                                            1996   1995   1994
                                                           ------  -----  -----
                                                             (IN MILLIONS)
      Income tax at the federal statutory rate............ $(18.0) $14.3  $ 4.5
      State income taxes, net of federal benefit..........   (1.3)   0.6    0.1
      Foreign Sales Corporation, net......................    --    (0.1)  (0.4)
      Foreign operating losses............................   (0.3)   0.6    1.7
      Research and development tax credit.................   (1.2)  (1.3)  (2.1)
      Meals and entertainment.............................    1.1    0.4    0.1
      Other, net..........................................    1.1   (0.3)   1.7
                                                           ------  -----  -----
                                                           $(18.6) $14.2  $ 5.6
                                                           ======  =====  =====

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  The net deferred tax balance is comprised of (asset) liability:

                                                                    AS OF
                                                                 OCTOBER 31,
                                                                 -------------
                                                                  1996   1995
                                                                 ------  -----
                                                                     (IN
                                                                  MILLIONS)
   Revenues (net of commissions) recognized for tax purposes in advance of financial reporting.............................  $ (3.3) $(3.2)
   Capitalization of software costs for financial reporting
    purposes...................................................    24.7   15.6
   Provision for doubtful accounts.............................    (5.0)  (3.7)
   Rent expense for financial reporting purposes...............    (1.4)  (1.6)
   Expense recognized for financial reporting purposes in
    advance of tax.............................................    (3.0)  (1.2)
   Deferred gain...............................................    (1.6)  (1.7)
   Unrealized equity gain......................................     --     1.4
   Domestic credit carryforwards...............................    (1.4)  (1.4)
   Foreign carryforwards.......................................    (3.6)  (4.0)
   Foreign tax credit carryforwards............................   (11.0)   --
   Research and development credit carryforwards...............    (2.6)   --
   Domestic net operating loss carryforwards...................   (11.7)   --
   Valuation allowance.........................................     8.3    3.2
   Other, net..................................................     0.3   (0.5)
                                                                 ------  -----
                                                                 $(11.3) $ 2.9
                                                                 ======  =====

  At October 31, 1996, the Company has approximately $6.0 million of foreign net operating loss carryforwards, $31.1 million of domestic net operating loss carryforwards, and $15.0 million of tax credit carryforwards. At October 31, 1996 and October 31, 1995, the Company recorded valuation allowances related to these items of $8.3 million and $3.2 million, respectively. The Company recognizes certain deferred tax assets based upon Management's assessment that these assets will "more likely than not" be recognized in the future in accordance with SFAS 109, "Accounting for Income Taxes". This assessment is based primarily on estimates of future operating results.

  Of the $6.0 million of foreign net operating loss carryforwards, $3.0 million expire in varying amounts through the fiscal year ending October 31, 2003 and $3.0 million may be carried forward indefinitely. The $31.1 million of domestic net operating loss carryforwards expire on October 31, 2011. The $15.0 million of tax credit carryforwards expire in varying amounts through the fiscal year ending October 31, 2011.

  During 1996, 1995, and 1994 certain employees disposed of shares acquired through the exercise of stock options that allowed the Company to record additional compensation expense for tax purposes measured as the difference between the fair value of the stock and the option price at the date of exercise. The aggregate tax benefit to the Company of $1.2 million, $2.8 million, and $0.3 million, respectively, has been credited to capital in excess of par value.

NOTE 9--STOCKHOLDERS' EQUITY:

  The Company has certain stock option plans and a long-term incentive plan under which options to purchase shares of the Company's common stock, stock appreciation rights, restricted stock, and cash awards may be granted to key employees and non-employees of the Company and its Affiliates. The plans provide that an aggregate of 6,356,250 common shares be available for grant, subject to adjustments for stock splits, stock dividends, mergers, or other changes in capitalization. Options become exercisable in varying periods (typically

                       SYSTEM SOFTWARE ASSOCIATES, INC.

5 years) and are priced by the Board of Directors, but may not be less than 50% of the fair market value of the shares at the date of grant. All options granted during 1996, 1995, and 1994 were granted at fair market value.

  The following is a summary of stock option activity:

                             AVAILABLE                             OPTION PRICE
                             FOR GRANT   UNEXERCISED  EXERCISABLE    PER SHARE
                             ----------  -----------  ----------- ---------------
Balance, October 31, 1993..   1,199,362   1,258,760     428,688   $ 1.38 -- 24.75
                             ----------  ----------    --------   ---------------
Granted....................    (571,500)    571,500                11.75 -- 16.75
Becoming exercisable.......                             280,293     4.64 -- 24.75
Cancelled..................      54,900     (54,900)                6.00 -- 15.13
Exercised..................                 (97,900)    (97,900)    2.89 -- 12.38
                             ----------  ----------    --------   ---------------
Balance, October 31, 1994..     682,762   1,677,460     611,081     1.38 -- 24.75
                             ----------  ----------    --------   ---------------
Granted....................    (498,000)    498,000                12.25 -- 27.13
Becoming exercisable.......                             338,367     6.00 -- 24.75
Cancelled..................     154,467    (154,467)                6.00 -- 19.67
Exercised..................                (497,946)   (497,946)    1.56 -- 19.50
Reflect three-for-two stock
 split.....................   169,615       761,524     225,751
                             ----------  ----------    --------   ---------------
Balance, October 31, 1995..     508,844   2,284,571     677,253     0.92 -- 18.09
                             ----------  ----------    --------   ---------------
Granted....................  (1,468,001)  1,468,001                 9.81 -- 24.08
Becoming exercisable.......                             393,822     4.00 -- 18.08
Cancelled..................   1,384,237  (1,384,237)   (191,211)    4.00 -- 24.08
Exercised..................                (275,906)   (275,906)    1.93 -- 13.89
                             ----------  ----------    --------   ---------------
Balance, October 31, 1996..     425,080   2,092,429     603,958   $ 0.92 -- 13.89
                             ==========  ==========    ========   ===============

  During 1988, the Board of Directors approved a stockholder rights plan designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. At that time, the Company declared a distribution of one right for each share of common stock outstanding (effected as a stock dividend) to stockholders of record as of May 5, 1988, and generally to shares issuable under the Company's stock option plans. Each right entitles the registered holder to purchase from the Company one share of common stock at a purchase price of $47. Each right is exercisable ten days after the acquisition of 20% or more of the Company's voting stock, or the commencement of a tender or exchange offer under which the offerer would own 30% or more of the Company's stock.

  In the event of a proposed takeover satisfying certain additional conditions, the rights could be exercised by all holders other than the takeover bidder at an exercise price of half of the current market price of the Company's common stock. This would have the effect of significantly diluting the holdings of the takeover bidder. These rights expire on May 3, 1998.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 10--FOREIGN INFORMATION:

  Information regarding geographic areas for the years ended October 31, 1996, 1995, and 1994 is as follows:

                                         EUROPE
                         UNITED STATES MIDDLE EAST OTHER   ELIMINATIONS TOTAL
                         ------------- ----------- ------  ------------ ------
                                            (IN MILLIONS)
Year Ended October 31,
 1996
  Sales to unaffiliated
   customers............    $164.9       $113.8    $ 95.0     $(32.9)   $340.8
  Operating loss........    $(17.4)      $(26.6)   $(14.8)              $(58.8)
  Identifiable assets...    $234.9       $ 98.6    $107.2     $(56.3)   $384.4
                            ======       ======    ======     ======    ======
Year Ended October 31,
 1995
  Sales to unaffiliated
   customers............    $173.7       $148.1    $ 92.0     $(39.7)   $374.1
  Operating income......    $ 28.5       $  9.3    $  3.3               $ 41.1
  Identifiable assets...    $225.2       $130.2    $ 87.3     $(49.5)   $393.2
                            ======       ======    ======     ======    ======
Year Ended October 31,
 1994
  Sales to unaffiliated
   customers............    $155.5       $119.4    $ 82.6     $(33.2)   $324.3
  Operating income......    $ 14.0       $  1.9    $  0.5               $ 16.4
  Identifiable assets...    $199.1       $101.4    $ 84.0     $(51.4)   $333.1
                            ======       ======    ======     ======    ======

  The sales and operating income (loss) amounts reflected above include intercompany royalties.

  United States sales by geographical areas during the years ended October 31, 1996, 1995, and 1994 are as follows:

                                                    FOREIGN
                                       ---------------------------------
                                         EUROPE     ASIA      CANADA
                         UNITED STATES MIDDLE EAST PACIFIC LATIN AMERICA TOTAL
                         ------------- ----------- ------- ------------- ------
                                             (IN MILLIONS)
Year Ended October 31,
 1996...................    $143.1        $13.0     $4.3       $4.5      $164.9
Year Ended October 31,
 1995...................    $147.3        $14.3     $5.4       $6.7      $173.7
Year Ended October 31,
 1994...................    $119.1        $16.6     $9.9       $9.9      $155.5

NOTE 11--COMMITMENTS AND CONTINGENCIES:

  The Company leases its office space and certain equipment under noncancelable operating leases that expire at various dates through 2015. Rent expense under such leases aggregated approximately $24.1 million, $15.7 million, and $9.0 million during 1996, 1995, and 1994, respectively. Minimum annual rental commitments under noncancelable operating leases for periods subsequent to October 31, 1996 are as follows: $23.1 million in 1997, $17.8 million in 1998, $12.5 million in 1999, $9.9 million in 2000, $8.6 million in 2001, and $42.3 million in 2002 and thereafter.

  In January 1997, class action lawsuits were filed in state court in Illinois and in the federal court in Chicago, Illinois against the Company and certain of its officers. The federal actions allege damages to persons who purchased the Company's common stock during the period August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and associated common laws. The state court action alleges damages to persons who purchased the Company's common stock during the period November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated common and statutory law. Although the outcome of these proceedings cannot be determined with certainty, management intends to defend the actions vigorously, and, in consultation with its legal counsel, believes that the allegations are without merit and that the final outcomes should not have a material adverse effect on the Company's operations or financial position.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  The Company is also subject to other legal proceedings and claims which arise in the normal course of business. Although the outcome of these proceedings cannot be determined with certainty, management believes that the final outcomes of these proceedings should not have a material adverse effect on the Company's operations or financial position.

  On November 20, 1995, the Company filed an action against Owens-Illinois ("Owens") in Illinois state court seeking damages based on Owens' failure to make payments required under a July 29, 1994, contract (the "Contract") between the parties. On the same day the Company filed suit against Owens, Owens filed a lawsuit in Illinois state court for recision of the Contract and for damages. On April 18, 1996, the Company and Owens jointly announced that they had settled the lawsuits and, as a result, both lawsuits were dismissed. Terms of the settlement were not disclosed.

  In late November, 1995, two class action suits were filed in the federal court in Chicago, Illinois, against the Company and certain of its officers, alleging damages to persons who purchased the Company's common stock during the period August 21, 1995 through November 22, 1995. The plaintiffs subsequently dismissed each of these suits voluntarily, without liability to the Company.

  On February 22, 1991, a class action lawsuit was filed in the federal court in Chicago, Illinois, against the Company, its Chairman and Chief Executive Officer, and its former Chief Financial Officer. On July 2, 1993, after a two week trial, the jury returned a verdict in favor of all defendants on all counts. On August 10, 1994, the 7th Circuit Court in Chicago affirmed the jury verdict.

                               ----------------

                       CHANGE IN CERTIFYING ACCOUNTANTS

  1. NOVEMBER 8, 1996 FORM 8-K.

  On November 8, 1996, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") containing the following information (the "First November 8-K"):

  In a letter dated November 1, 1996, System Software Associates, Inc. (the "Company") dismissed Price Waterhouse LLP ("PW") as the Company's principal independent accountant. The decision to dismiss PW was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

  PW's reports on the Company's consolidated financial statements for each of the fiscal years ended October 31, 1994 and 1995 did not originally contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to audit scope or accounting principles. However, in a letter dated November 4, 1996, PW notified the Company that it was withdrawing its opinions on the Company's consolidated financial statements for each of Fiscal 1994 and 1995. In a November 1 letter to the Company (received after the Company had dismissed PW), PW advised the Company of PW's conclusion that facts existed at the time of the initial recognition of revenue on three contracts which, had they been known at the time, would have caused PW to object to the Company's accounting position on such contracts. PW further concluded that these were material matters which would have to be corrected through restatement of the Company's fiscal 1994 and 1995 financial statements.

  With respect to fiscal 1994, PW advised the Company that the revenue relating to one material contract should not have been recognized in fiscal 1994. With respect to fiscal 1995, PW advised the Company that revenue from two Latin America contracts with one customer should not have been recognized in 1995. In addition, PW advised the Company that income recognized from the last two payments of a four installment payment contract executed in fiscal 1995, for which recognition had earlier been deemed by PW to be immaterial, would become material as a result of the restatement relating to the two Latin America contracts described above.

  In PW's Report on 1995 Examination to the Company, dated February 27, 1996 (the "Report on 1995 Examination"), PW indicated that it expanded the scope of its Fiscal 1995 audit in response to a variety of factors and events relating to the Company's business evolution. However, PW's audit report on the Company's fiscal 1995 financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to accounting principles. Moreover, in the Report on 1995 Examination, PW advised the Company's Board of Directors and Audit Committee that there were no disagreements with the Company's management with respect to the fiscal 1995 financial statements.

  At the August 21, 1996 meeting of the Audit Committee of the Company's Board of Directors (the "August Meeting"), PW and the Company's management discussed the applicable criteria for recognizing revenue on a contract executed in the third quarter of fiscal 1996 and confirmed that revenue was not to be recognized on that contract at that time. PW has informed the Company that these discussions should be characterized as a "disagreement," however the Company does not believe this characterization is accurate.

  At the August Meeting, PW also advised the Company that PW would need to expand its audit procedures for the Company's fiscal 1996 audit due to weaknesses in the Company's internal controls relating to revenue recognition. PW elaborated on these matters in an August 30, 1996 letter (the "August Letter"), wherein PW informed the Company of what PW considered to be two areas of "material weakness" where internal controls necessary for the Company to develop reliable financial statements did not exist. All of the matters recited in the August Letter had previously been raised by PW as recommendations (but not as "material weaknesses") in the Report on 1995 Examination. The Company has been working diligently to address each of these matters and the Company believes that at this time all of these matters have either been completed or are in the process of completion. In its November 1 letter to the Company, PW acknowledged the Company's efforts to address these matters. The Company believes that the measures being taken to address PW's recommendations will eliminate the "material weaknesses" specified in PW's August Letter.

  In its November 1 letter, PW advised the Company that the weaknesses in internal controls and management's positions with respect to the fiscal 1994 and 1995 contracts discussed above had caused PW to believe that it was no longer able to rely on management's representations and that significantly expanded audit procedures would be required for future audit work. In addition, PW advised the Company in its November 1 letter that it did not intend to stand for reappointment as the Company's independent accountants in connection with the examination of the Company's fiscal 1997 financial statements.

  Except for the matters described above, the Company is not aware of any other "disagreements" between the Company and PW, or any other "reportable events" as defined in Item 304 of Regulation S-K, during fiscal 1994 or 1995 or the interim period preceding the Company's dismissal of PW.

  The Company's senior executive officers and members of the Audit Committee of the Company's Board of Directors have participated in discussions with PW concerning the specific contracts and internal controls matters described above. However, PW has not discussed the contents or conclusions of its November 1 letter with management or the Audit Committee.

  The Company has authorized PW to respond fully to any and all inquiries made by KPMG Peat Marwick LLP, which the Company has requested to become its independent accountants, concerning the subject matter of each of the matters described above.

  The Company has provided PW with a copy of this Form 8-K and has requested PW to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter will be filed as an exhibit to an amendment to this Form 8-K pursuant to Item 304(a)(3) of Regulation S-K.

  2. NOVEMBER 15, 1996 8-K AMENDMENT.

  On November 15, 1996, the Company filed a Form 8-K/A with the SEC to amend the First November 8-K by adding the following correspondence:

                                                              November 14, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

System Software Associates, Inc.

  We have read the Company's Form 8-K dated November 1, 1996 and are in agreement with the statements contained in Item 4 except that, due to a lack of direct knowledge, Price Waterhouse LLP ("PW") is not in a position to agree, disagree or comment upon the following statements: (1) the Company's statement in the second paragraph of Item 4 that PW's November 1 letter was "received after the Company had dismissed PW," and (2) the Company's statement in the sixth paragraph of Item 4 that the Company believes its efforts to address the material weaknesses in its internal controls "have either been completed or are in the process of completion." Further, PW does not comment on the contents of the press releases filed as Exhibits 20.1 and 20.2 to the Company's Form 8-K.

                                          Yours very truly,

                                          /s/ Price Waterhouse LLP
                                          Price Waterhouse LLP

  3. NOVEMBER 19, 1996 8-K.

  On November 19, 1996, the Company filed a Current Report on Form 8-K, dated November 12, 1996, containing the following information:

  On November 12, 1996, the Company engaged KPMG Peat Marwick LLP ("KPMG") to become the Company's new principal accountants. The decision to retain KPMG was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

  On November 6, 1995, the Company had engaged KPMG to review the application of accounting principles to a four-installment software contract executed by the Company in 1995. However, this engagement was discontinued after a very brief period without KPMG rendering any report, conclusion or advice as to such contract.

  On September 17, 1996, the Company engaged KPMG to review the Company's internal controls, principally including those over the contracting process, with the objective of providing observations and recommendations for improving those controls, but not the rendering of any opinion. This particular engagement is in process and no recommendations have been made to date.

  The Company has requested KPMG to furnish a letter addressed to the Commission stating whether KPMG agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

                  Exhibit 16.1 to November 19, 1996 Form 8-K

                                                              November 18, 1996

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

RE: System Software Associates, Inc.

  We have read System Software Associates, Inc.'s statements under Item 4 of its Form 8-K dated November 12, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the decision to retain us was approved by the Company's Board of Directors upon recommendation of the Company's Audit Committee of the Board of Directors.

                                          Very truly yours,

                                          /s/ KPMG Peat Marwick LLP

  4. DECEMBER 11, 1996 8-K.

  On December 11, 1996, the Company filed a Current Report on Form 8-K containing the following information:
  On December 4, 1996, the Company engaged Price Waterhouse LLP ("PW") to audit the Company's financial statements for the fiscal years ended October 31, 1994 and 1995. The decision to retain PW was approved by the Company's Board of Directors upon recommendation by the Company's Audit Committee of the Board of Directors.

  Prior to November 1, 1996, PW had been the Company's principal independent accountants. On November 12, 1996 (as confirmed by letter dated November 25,
1996), the Company engaged KPMG Peat Marwick LLP as the Company's new principal independent accountants, commencing with the audit of the Company's financial statements for the fiscal year ended October 31, 1996.

  Since the Company's dismissal of PW on November 1 (as described in the Form 8-K filed by the Company on November 8, 1996), the Company has not consulted with PW on the application of accounting principles to any specific transaction, as to the type of audit opinion that might be rendered on the Company's financial statements or as to any matter that was the subject of a dispute or a reportable event.

                                    ANNEX B

                                 AMENDMENT TO
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                         CERTIFICATE OF INCORPORATION

  The Certificate of Incorporation of the Corporation is hereby further amended by striking Article FOURTH and substituting in lieu of said Article FOURTH the following:

    Article FOURTH is hereby amended to read in its entirety as follows:

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 250,100,000 shares which shall be classified as follows:

        (i) 250,000,000 shares of Common Stock, $0.0033 par value per share (hereinafter called the "Common Stock"); and

        (ii) 100,000 shares of Preferred Stock $0.01 par value per share (hereinafter called the "Preferred Stock"), which may be issued from time to time in one or more series. The number of shares, the stated value and interest rate, if any, of each such series and the preferences and relative, participating and special rights and the qualifications, limitations or restrictions shall be fixed in the case of each series by resolution of the Board of Directors at the time of issuance subject in all cases to the laws of the State of Delaware applicable thereto, and set forth in a certificate of designation filed and recorded with respect to each series in accordance with the laws of the State of Delaware.

                                    ANNEX C

                            SECOND AMENDMENT TO THE
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                           LONG-TERM INCENTIVE PLAN

  The System Software Associates, Inc. Long-Term Incentive Plan shall be amended, effective April 15, 1997, as follows:

    1. Article III ("SHARES SUBJECT TO THE PLAN") shall be amended to read as follows:

      The aggregate number of Shares as to which Awards may be granted from time to time shall be three million six hundred thousand (3,600,000) Shares (subject to adjustments for stock splits, stock dividends, and other adjustments described in Article XVI hereof); provided, however, that in accordance with Code Section 162(m), the aggregate number of Shares to which Awards may be granted in any one calendar year to any one Key Employee shall not exceed two hundred thousand (200,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XVI hereof).

      From time to time, the Committee and appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards that are forfeited, terminated, expired unexercised, canceled by agreement of the Company and the Participant, settled in cash in lieu of Common Stock, or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards. Awards payable in cash shall not reduce the number of Shares available for Awards under the Plan.

      The aggregate number of Shares as to which Awards may be granted shall be subject to change only by means of an amendment of the Plan duly adopted by the Company and approved by the stockholders of the Company within one year before or after the date of adoption of the Amendment.

    2. The following paragraph shall be added to Subparagraph 3 of Paragraph N of Article VII ("TERMS AND CONDITIONS OF INCENTIVE OPTIONS AND NONSTATUTORY OPTIONS"):

      "In addition to the foregoing, in the event that a non-employee director shall cease to be a director of the Company for any reason other than (i) death, (ii) Disability, (iii) for "cause", or (iv) voluntary termination by the director, any Shares subject to Nonstatutory Options that were not otherwise exercisable at the date he or she ceased to be a director shall become exercisable on the date of such cessation, at the rate of ten percent (10%) of such Shares for each completed year in which the director served as a director of the Company."

  This Second Amendment is adopted effective the 15th day of April, 1997.

PROXY


                       SYSTEM SOFTWARE ASSOCIATES, INC.
                            500 West Madison Street
                            Chicago, Illinois 60661

         This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned hereby appoints Roger E. Covey and Joseph J. Skadra as Proxies, and each of them, with the power to appoint their substitutes, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, $0.0033 par value per share of System Software Associates, Inc., a Delaware corporation (the "Company") held of record by the undersigned on April 11, 1997 at the Annual Meeting of Stockholders to be held on Wednesday, May 28, 1997, or any adjournment thereof.

           Election of Directors, Nominees:

           Roger E. Covey, Andrew J. Filipowski, John W. Puth, and William N. Weaver, Jr.


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        Please mark your
   [X]  votes as in this                                                    4933
        example.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this proxy will be voted for Proposals 1, 2 & 3.


                          FOR         WITHHELD
1.   Election of
     Directors            [_]           [_]
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

2. PROPOSAL to amend Article IV of the Certificate of Incorporation of the Company, to increase the number of authorized common shares to 250,000,000.

                          FOR         WITHHELD      ABSTAIN

                          [_]           [_]           [_]

3.   PROPOSAL to amend the Long-Term Incentive Plan.

                          FOR         WITHHELD      ABSTAIN

                          [_]           [_]           [_]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.


Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in full corporate name by President or other authorized officer.
If as a partnership, please sign in full partnership name by authorized person.


                                            ------------------------------------

                                            ------------------------------------
                                            SIGNATURE(S)                DATE

Please mark, date, sign and return the proxy card promptly using the enclosed envelope. If you have any questions, please contact Joseph J. Skadra at the Company at (312) 258-6000.